Exhibit 10.2
DEBTOR-IN-POSSESSION CREDIT AGREEMENT
Dated as of September 22, 2017
among
TOYS “R” US-DELAWARE, INC.,
as Borrower
and
NexBank SSB,
as Administrative Agent and as Collateral Agent,
The Lenders Party Hereto,
SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION FACILITY

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5.05	Properties	53
5.06	Litigation and Environmental Matters	53
5.07	Compliance with Laws and Agreements	54
5.08	Investment and Holding Company Status	54
5.09	Taxes	54
5.10	ERISA	54
5.11	Disclosure	55
5.12	Subsidiaries	55
5.13	Insurance	55
5.14	Labor Matters	55
5.15	Federal Reserve Regulations	56
5.16	[Reserved]	56
5.17	Use of Proceeds	56
5.18	Intellectual Property Matters	56
5.19	Security Documents	57
5.20	Budget	57
5.21	Anti-Terrorism Law	57
ARTICLE VI AFFIRMATIVE COVENANTS		58
6.01	Financial Statements and Other Information	58
6.02	Notices of Material Events	61
6.03	Existence; Conduct of Business	61
6.04	Payment of Obligations	62
6.05	Maintenance of Properties	62
6.06	Insurance	62
6.07	Books and Records; Inspection Rights; Accountants	62
6.08	Compliance with Laws	63
6.09	Use of Proceeds	63
6.10	Additional Collateral; Additional Guarantors: Additional Covenants	63
6.11	Security Interests; Further Assurances	64
6.12	Information Regarding Collateral	65
6.13	Lender Calls	66
6.14	Access to Information	66
6.15	Maintenance of Ratings	66
6.16	Revisions to Budget	66
ARTICLE VII NEGATIVE COVENANTS		67
7.01	Liens	67
7.02	Investments	70
7.03	Indebtedness and Disqualified Capital Stock	72
7.04	Fundamental Changes	74
7.05	Asset Sales	75
7.06	Restricted Payments	76
7.07	Transactions with Affiliates	77

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7.08	Sales and Leasebacks	78
7.09	Clauses Restricting Subsidiary Distributions	78
7.10	Use of Proceeds	79
7.11	Modifications of Charter Documents and Other Documents, Etc.	81
7.12	Fiscal Year	81
7.13	Chapter 11 Modifications	81
7.14	Anti-Terrorism Law; Anti-Money Laundering	82
7.15	Embargoed Person	82
7.16	No Further Negative Pledge	82
7.17	Maximum Cumulative Net Cash Flow Before DIP ABL Draw/Paydown.	83
7.18	Minimum Liquidity.	83
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		83
8.01	Events of Default	83
8.02	Remedies upon Event of Default	87
8.03	Application of Funds	87
ARTICLE IX AGENTS		88
9.01	Appointment and Authority	88
9.02	Rights as a Lender	88
9.03	Action by Agent.	89
9.04	Exculpatory Provisions	89
9.05	Reliance by the Administrative Agent	90
9.06	Delegation of Duties	91
9.07	Resignation of the Agent	91
9.08	Non-Reliance on the Agents and Other Lenders	91
9.09	No Other Duties, Etc.	92
9.10	Administrative Agent May File Proofs of Claim	92
9.11	Collateral and Guarantee Matters	93
9.12	Withholding Tax	95
ARTICLE X MISCELLANEOUS		95
10.01	Amendments, Etc.	95
10.02	Notices; Effectiveness; Electronic Communication	97
10.03	No Waiver; Cumulative Remedies	99
10.04	Expenses; Indemnity; Damage Waiver	99
10.05	Payments Set Aside	102
10.06	Successors and Assigns	102
10.07	Treatment of Certain Information; Confidentiality	106
10.08	Right of Setoff	107
10.09	Interest Rate Limitation	108
10.10	Counterparts; Integration; Effectiveness	108
10.11	Survival of Representations and Warranties	109
10.12	Severability	109
10.13	Replacement of Lenders	109

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10.14	Governing Law, Jurisdiction; Etc.	110
10.15	Waiver of Jury Trial	111
10.16	USA PATRIOT Act Notice	111
10.17	Intercreditor Agreements	111
10.18	[Reserved].	111
10.19	No Advisory or Fiduciary Responsibility	111
10.20	Electronic Execution of Assignments and Certain Other Documents	112
ARTICLE XI SECURITY AND PRIORITY		112
11.01	Collateral; Grant of Lien and Security Interest	112
11.02	Priority and Liens Applicable to Loan Parties	112
11.03	Grants, Rights and Remedies	114
11.04	Survival	114
11.05	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	115

SCHEDULES

2.01        Commitments
5.01        Organization Information
5.06(a)        Disclosed Matters
5.06(b)        Environmental Matters
5.12        Subsidiaries; Joint Ventures; Assessable Equity Interests
5.13        Insurance
5.14        Collective Bargaining Agreements
5.18        Intellectual Property
6.01(a)        Business Segment Reporting Requirements
6.11        Post-Closing Schedule
7.01(g)        Existing Liens
7.02(i)        Existing Investments
7.03(c)        Existing Indebtedness
7.05        Dispositions
7.07        Transactions with Affiliates
10.02        Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Exhibit A-1    Form of Borrowing or Conversion Notice
Exhibit A-2    Form of Prepayment Notice
Exhibit B    Form of Note
Exhibit C    Form of Assignment and Assumption
Exhibit D    Form of Guarantee
Exhibit E    Form of Security Agreement

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Exhibit F    Form of Intercreditor Agreement
Exhibit G    United States Tax Compliance Certificate
Exhibit H    Interim Bankruptcy Court Order

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DEBTOR-IN-POSSESSION CREDIT AGREEMENT
DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”) dated as of September 22, 2017, among TOYS R” US-DELAWARE, INC., a Delaware corporation, as debtor and debtor-in-possession (the “Borrower”), each Lender from time to time party hereto, NexBank SSB, as administrative agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Administrative Agent”), NexBank SSB, as collateral agent for the Secured Parties (together with its permitted successors and assigns in such capacity, the “Collateral Agent”).
WHEREAS, the Loan Parties, Holdings and certain of their Affiliates have commenced voluntary cases (the “Chapter 11 Cases”) under Chapter 11 of the Bankruptcy Code (as hereinafter defined) in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”), and the Loan Parties continue to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code;
WHEREAS, the Borrower has asked the Lenders to make post-petition loans and advances to the Borrower comprising a priming term loan facility in an aggregate principal amount of $450.0 million. The Lenders have severally, and not jointly, agreed to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth; and
WHEREAS, to provide security for the repayment of the Loans, and the payment of the other Obligations of the Loan Parties hereunder and under the Loan Documents, the Loan Parties will provide and grant to the Administrative Agent, for its benefit and the benefit of the other Secured Parties, certain security interests, liens, and other rights and protections pursuant to the terms hereof, and, in the case of the Loan Parties, security interests and liens pursuant to Sections 364(c)(2), 364(c)(3) and 364(d) of the Bankruptcy Code, and super-priority administrative expense claims pursuant to Section 364(c)(1) of the Bankruptcy Code, and other rights and protections, as more fully described herein and the Bankruptcy Court Orders.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
Article I
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“13-Week Projection” shall mean a projected statement of sources and uses of cash for the Borrower and its Subsidiaries on a weekly basis for the current and following 12 calendar weeks, including the anticipated uses of the Facilities for each week during such period, in a form reasonably acceptable to the Administrative Agent. As used herein, “13-Week Projection” shall initially refer to the projections delivered prior to the Petition Date and, thereafter, the most recent 13-Week-Projection delivered by the Lead Borrower in accordance with Section 6.01(h).

“ABL Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the ABL Credit Agreement.
“ABL Credit Agreement” means that certain debtor-in-possession asset-based credit agreement dated as of September 22, 2017 (as amended, modified or otherwise supplemented from time to time) among Toys “R” Us-Delaware, Inc., as lead borrower for the borrowers named therein, the lenders party thereto, J.P. Morgan Chase Bank, N.A., as administrative agent, J.P. Morgan Chase Bank, N.A., Toronto Branch, as Canadian agent, J.P. Morgan Chase Bank, N.A., as collateral agent, and the other agents and arrangers party thereto from time to time.
“ABL Credit Agreement Documents” means (a) the ABL Credit Agreement and (b) the other Loan Documents (as defined in the ABL Credit Agreement), including each mortgage and other security documents, guarantees, letter of credit documents and the notes issued thereunder, each as amended, restated, supplemented, waived or modified from time to time to the extent permitted by this Agreement.
“ABL Credit Agreement Obligations” means the “ABL Obligations” as defined in the Intercreditor Agreement.
“ABL Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.
“Adequate Protection Orders” has the meaning assigned to such term in Section 4.01(d).
“Administrative Agent” has the meaning assigned to such term in the preamble hereto.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliated Debt Fund” means any investment fund managed or advised by Affiliates of the Sponsors that is a bona fide debt fund that extends credit or buys loans or debt securities as part of its ordinary course of business.
“Affiliated Lender” means a Sponsor or any Affiliate thereof that is not an Affiliated Debt Fund.
“Agent Parties” has the meaning assigned to such term in Section 10.02(c).
“Agents” means the Administrative Agent and the Collateral Agent; and “Agent” shall mean either of them.
“Aggregate Commitments” means the Commitments of all the Lenders. As of the Petition Date, the Aggregate Commitments total $450.0 million.
“Agreement” has the meaning assigned to such term in the preamble hereto.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent in its reasonable discretion equal to:
a.in the case of a Hedge Agreement documented pursuant to the ISDA Master Agreement, the amount, if any, that would be payable by any Loan Party to its counterparty to such Hedge Agreement, if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party was the sole “Affected Party” (as therein defined) and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of ISDA Master Agreement);

b.
in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party which is party to such Hedge Agreement, determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination; or

c.
    in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party that is party to such Hedge Agreement determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party exceeds (ii) the present value of the future cash flows to be received by such Loan Party, in each case pursuant to such Hedge Agreement.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 5.21(a).
“Applicable Law” means as to any Person: (a) all laws, statutes, rules, regulations, orders, codes, ordinances or other requirements having the force of law; and (b) all court orders, decrees, judgments, injunctions, notices, binding agreements and/or rulings, in each case of or by any Governmental Authority which has jurisdiction over such Person, or any property of such Person.
“Applicable Rate” means with respect to the Loans, 7.75% per annum for Base Rate Loans and 8.75% for Eurodollar Rate Loans.
“Applicable Subsidiaries” has the meaning assigned to such term in the definition “Net Cash Proceeds.”
“Approved Fund” means any Fund that is managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that manages a Lender.
“Asset Sale” means any conveyance, sale, lease (as lessor), transfer (other than in connection with a granting of a Lien permitted hereunder) or other voluntary disposition (but excluding any Restricted Payment) (including by way of merger or consolidation and including any sale and leaseback transaction) of any property or assets (including, for the avoidance of doubt, any sale of any Equity Interests of any Subsidiary of a Loan Party) by a Loan Party, excluding:

i.	sales of inventory in the ordinary course of business;

ii.	any use of cash and Cash Equivalents by any Loan Party or any of its Subsidiaries (other than a Special Refinancing Subsidiary);

iii.	any casualty or property losses covered by insurance or condemnation proceeds by a Governmental Authority;

iv.
subject to the Lenders’ security interests therein, any licensing, sublicensing, settlement of claims or entering into co-existence agreements with respect to intellectual property in the ordinary course of business and consistent with past practice; and

v.
solely for purposes of Section 2.03(b) hereof, any transaction permitted by Section 7.05 (other than transactions permitted by Sections 7.05(h), (j), (l), (n), (o) and (p) and, to the extent relating to a lease that is required to be capitalized on the lessor’s financial statements prepared in accordance with GAAP, Section 7.05(g));

to any Person other than a Loan Party; provided that sales of assets for an aggregate consideration of $1.5 million or less with respect to any individual transaction or series of related transactions shall not constitute an “Asset Sale”; provided that, if the total amount of transactions exempted from the definition of “Asset Sale” pursuant to this proviso exceeds $10.0 million in the aggregate, then sales of assets thereafter (other than a sale of assets for a consideration of $500,000 or less) will be considered “Asset Sales.”
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any synthetic lease obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Avoidance Actions” means all causes of action arising under Chapter 5 of the Bankruptcy Code.
“Backstop/Structuring Fee” has the meaning assigned to such term in Section 2.07(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the

European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Bankruptcy Court” has the meaning specified therefor in the recitals hereto.
“Bankruptcy Court Order” means the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as applicable.
“Bankruptcy Code” means Title 11, U.S.C., as now or hereafter in effect, or any successor thereto.
“Base Rate” means, for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus ½ of 1%, (b) the Prime Rate and (c) the Eurodollar Rate for interest periods of one month plus 1.00%. Any change in such prime rate pursuant to subsection (b) above shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning assigned to such term in the preamble hereto.
“Borrower Materials” has the meaning assigned to such term in Section 6.01.
“Borrowing” means a borrowing consisting of Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period.
“Borrowing or Conversion Notice” means a notice of (a) a borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be executed by the Borrower and substantially in the form of Exhibit A-1 or such other form as may he approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the Borrower.
“BRG” means Berkeley Research Group, LLC.
“Budget” means Schedule 1 to Exhibit A of the motion for entry of the Interim and Final Orders filed in the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division on September 19, 2017, as updated from time to time in accordance with Section 6.16 (except for purposes of determining Cumulative Net Cash Flow Before DIP ABL Draw/Paydown) or with the consent of the Required Lenders. References herein to the Budget shall be deemed referenced to the Budget most recently delivered as provided in this definition.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Canadian Case” means the voluntary proceeding by Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee before the Ontario Superior Court of Justice Commercial List pursuant to the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36.
“Canadian Pledge” means the pledge of 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee and related stock certificates dividends distributions rights and proceeds of the foregoing pursuant to the Security Agreement.
“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP consistently applied with the principles existing on the Closing Date.
“Carve Out” has the meaning specified in the Bankruptcy Court Order.
“Cash Equivalents” means, as to any Person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States, Canada or any agency or instrumentality thereof (provided that the full faith and credit of the United States or Canada is pledged in support thereof) or any state or state agency thereof having maturities of not more than one year from the date of acquisition by such Person; (b) time deposits, banker’s acceptances and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia (or Canada or any province thereof) having, capital and surplus aggregating in excess of $500.0 million with maturities of not more than one year from the date of acquisition by such Person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in subsection (a) above (without regard to the limitation on maturity contained in such clause) and entered into with any financial institution meeting the qualifications specified in subsection (b) above or with any primary dealer, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper rated at least A-l or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person; (e) investments in money market or mutual funds substantially all of whose assets are comprised of securities of the types described in subsections (a) through (d) above; (f) in the case of Foreign Subsidiaries, Investments made locally of a type comparable to those described in subsections (a)-(e) of this definition; and (g) demand deposit accounts maintained in the ordinary course of business.
“Cash Management Orders” has the meaning assigned to such term in Section 4.01(d).
“CCAA DIP Orders” means the entry of an order of the Ontario Superior Court of Justice (Commercial List) pursuant to the commencement of the Companies’ Creditors Arrangements Act proceedings of Toys “R” Us (Canada) Ltd.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.
“CFC” means a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means any wholly owned Subsidiary that (i) is organized under the laws of the United States, any State thereof or the District of Columbia and (ii) owns no material assets other than the Equity Interests (or any debt or obligations treated as Equity Interests for U.S. federal income tax purposes) of one or more CFCs.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption of any law, rule or regulation, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Rank for International settlements the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III shall in each case he deemed to have none into effect after the Closing Date regardless of the date enacted, adopted or issued and shall he included as a Change in Law hut only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements generally on other borrowers of loans under United States credit facilities.
“Change of Control” means
a.Holdings at any time ceases to directly own 100% of the Equity Interests of the Borrower;
b.the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;
c.the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(l) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of 50% or more of the total voting power of the Voting Stock of the Borrower or Holdings; or
d.occupation of a majority of the non-vacant seats on the board of directors (or other body exercising similar management authority) of Holdings by Persons who were neither (i) nominated by the Sponsors nor (ii) appointed by directors so nominated.
“Chapter 11 Cases” has the meaning assigned to such term in the recitals hereto.
“Charter Documents” means (a) with respect to any corporation, the certificate or s of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or s of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Closing Date” means the first date all the conditions in Section 4.01 have been satisfied or waived which shall not be later than six (6) Business Days after the Interim Bankruptcy Court Order Entry Date, in either case without the consent of the Required Lenders.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all the property pledged or granted as collateral pursuant to the Security Documents and the “Term DIP Group Collateral” referred to in the Bankruptcy Court Orders, including substantially all real and personal property of the Loan Parties other than Excluded Assets (as defined in the Security Agreement).
“Collateral Agent” has the meaning assigned to such term in the preamble hereto.
“Commitment” shall mean, (a) in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 2.01 as such Lender’s “Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Commitment” in the Assignment and Acceptance pursuant to which such Lender assumes a portion of the Commitments, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Commitments as of the Closing Date totals $450.0 million.
“Consolidated” means, when used to modify a financial term, test, statement or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries (other than the Propco Subsidiaries).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized by such Person (or any Person Controlling such Person) primarily for making equity or debt investments in Holdings or other portfolio companies.
“Credit Date” means the date of making of a Loan.
“Cumulative Net Cash Flow Before DIP ABL Draw/Paydown” means, as of any Test Date, an amount equal to the cumulative variance calculated as the Total Cash Flow Before DIP ABL Draw/Paydown as set forth in the Budget on a cumulative basis from the Petition Date to such Test Date less the actual Total Cash Flow Before DIP ABL Draw/Paydown, on a cumulative basis from the Petition Date to such Test Date calculated in the same manner as set forth in such Budget, but in each case adjusted to exclude (A) proceeds of Asset Sales and other dispositions outside the ordinary course of business, in each case other than of inventory, (B) Loans made hereunder after the initial funding, loans under the ABL Credit Agreement, and any other proceeds of Indebtedness, and (C) and principal prepayments or repayments of Indebtedness (other than Capital Lease Obligations payments accounted for as part of Operating Cash Flow in the Budget).

“Debt Issuance” means the incurrence by the Borrower or any of its Subsidiaries of any Indebtedness (other than any Excluded Debt) after the Closing Date.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the lapse of any cure period set forth in Section 8.01, or both, would, unless cured or waived hereunder, become an Event of Default.
“Default Rate” has the meaning assigned to such term in Section 2.06(b).
“Defaulting Lender” means, subject to Section 2.13(b), any Lender that, as determined by the Administrative Agent, has (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
“DIP Superpriority Claim” has the meaning specified in Section 11.02(a)(i).
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed on Schedule 5.06.
“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six months following the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the date that is six months following the Maturity Date, or (c) contains any mandatory repurchase obligation which may come into effect prior to payment in full of all Obligations; provided that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the date that is six months following the Maturity Date shall not constitute Disqualified Capital Stock; provided further, that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Holdings (or any direct or indirect parent thereof), the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings, the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Disqualified Lender” means those persons that are direct or indirect competitors of the Borrower and its Subsidiaries to the extent identified by the Borrower or its Affiliates to the Administrative Agent by name in writing from time to time, and any of their controlled Affiliates clearly identifiable as such on the basis of such controlled Affiliate’s name; provided, that the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans to the extent such party was not an Disqualified

Lender at the time of the applicable assignment or participation, as the case may be; provided further that the Administrative Agent shall have no obligation to carry out due diligence in order to identify such Affiliates.
“Dollar” and “$” mean lawful money of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; (d) any other commercial bank, insurance company, investment or mutual fund that is engaged in the business of making, purchasing, holding or investing in commercial or bank loans and similar extensions of credit or a commercial finance company, which Person, together with its Affiliates or Approved Funds, have a combined capital and surplus or net asset value in excess of $500.0 million; (e) any Affiliated Debt Fund; and (f) any other Person reasonably approved by the Administrative Agent; provided that an “Eligible Assignee” shall not include any natural person, an Affiliated Lender, Holdings, the Borrower or any of their Subsidiaries or any Disqualified Lender.
“Embargoed Person” has the meaning assigned to such term in Section 7.15.
“Employee Benefit Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by a Loan Party or with respect to which a Loan Party or any ERISA Affiliate could incur liability.
“Environmental Laws” means all Applicable Laws issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the protection of human health or the environment, to the handling, treatment, storage, disposal of Hazardous Materials or to the assessment or remediation of any Release or threatened Release of any Hazardous Material to the environment.
“Environmental Liability” means any liability, contingent or otherwise (including, without limitation, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any

Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation (including an interest or participation in one or more divisions or lines of a business of a Loan Party) that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such Person, division or line of business, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) with respect to the Borrower and its domestic Subsidiaries, any “reportable event,” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) with respect to the Borrower and its domestic Subsidiaries, the failure to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA with respect to any Plan, whether or not waived, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan, where any such failure, individually or in the aggregate, is in excess of $150.0 million (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect); (c) the filing pursuant to Section 412 of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan that has a funding deficiency of more than $150.0 million (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect); (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan (other than in a standard termination under Section 4041(b) of ERISA); (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability in excess of $150.0 million (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect) with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability in excess of $150.0 million (or such lesser amount as would reasonably be expected to result in a Material Adverse Effect) or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Base Rate” means:
a.(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or (to the extent such rate ceases to exist) a comparable or successor rate, which comparable or successor rate is approved by the Administrative Agent in consultation with the Borrower, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be (i) the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by and with a term equivalent to such Interest Period would be offered by to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period based on information presented by any interest rate reporting service of recognized standing selected by Administrative Agent in consultation with the Borrower (or if Administrative Agent determines that no interest rate reporting service has presented such information, the rate of interest at which deposits in U.S. dollars are offered to major banks in the London interbank market for a term equivalent to such Interest Period by any bank reasonably selected by Administrative Agent in consultation with the Borrower) or (ii) or an alternative rate mutually agreed between the Administrative Agent and the Borrower; provided that, notwithstanding the foregoing, in no event shall the Eurodollar Rate with respect to a Eurodollar Rate Loan at any time be less than 1.00%; and

b.
for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered to major banks in the London interbank eurodollar market at their request at the date and time of determination based on information presented by any interest rate reporting service of recognized standing selected by Administrative Agent in consultation with the Borrower (or if Administrative Agent determines that no interest rate reporting service has presented such information, the rate of interest at which deposits in U.S. dollars are offered to major banks in the London interbank market for a term equivalent to such Interest Period by any bank reasonably selected by Administrative Agent in consultation with the Borrower).

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 - Eurodollar Reserve Percentage

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.
“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurodollar funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
“Event of Default” has the meaning assigned to such term in Section 8.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Debt” means, collectively, any Indebtedness permitted by Section 7.03.
“Excluded JVs” means, collectively, ZT-Winston Salem Associates JV and SALITRU Associates JV.
“Excluded Subsidiaries” means, collectively, Giraffe Junior Holdings, LLC, TRU Guam, LLC, the Propco Subsidiaries, the Excluded JVs and Wayne Real Estate Holding Company, LLC.
“Excluded Taxes” means, with respect to the Agents, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the recipient’s principal office or applicable Lending Office is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any U.S. federal withholding tax that is imposed pursuant to any laws in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from such Loan Party with respect to such withholding tax pursuant to Section 3.01(a), (d) any withholding tax that is attributable to such Foreign Lender’s failure to comply with Section 3.01(e), (e) any U.S. federal withholding tax that is imposed by reason of FATCA; or (f) any withholding tax attributable to a Lender’s (other than a Foreign Lender) or the Administrative Agent’s failure to provide applicable IRS Forms W-9 (to the extent such Lender or Agent is eligible to provide such forms) pursuant to Sections 3.01(e)(ii)(A) or 3.01(j), as applicable.
“Executive Order” has the meaning assigned to such term in Section 5.21(a).
“Extraordinary Receipts” means any receipt by any Loan Party or any of its Subsidiaries of any casualty or property insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore, refurbish or repair such equipment, fixed assets or real property; provided that any casualty or property insurance proceeds or condemnation awards of $3.5 million or less with respect to any individual event or series of related events shall not constitute “Extraordinary Receipts.”
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Sections 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty, or convention entered into in connection with the implementation of the foregoing.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) quoted for such day by three Federal funds brokers of recognized standing selected by the Administrative Agent.
“Fee Letter” means the letter agreement dated as of September 22, 2017, between the Borrower and the Administrative Agent.
“First and Second Day Orders” means all customary interim and final orders of the Bankruptcy Court relating to (i) critical vendors, (ii) foreign vendors, (iii) shippers, warehouseman and lienholders, (iv) 503(b)(9) claimants, (v) customer programs, (vi) insurance, (vii) tax claims, (viii) tax attributes, (ix) utilities, (x) wages and employee benefits, (xi) cash management, (xii) case management and/or cross-border protocols, (xiii) joint administration,

(xiv) extension of time to file schedules and statements of financial affairs, and (xv) debtor in possession financing and/or the use of cash collateral.
“Final Bankruptcy Court Order” means the order of the Bankruptcy Court, approving the Term Facility on a final basis, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, as the same may be amended, modified or supplemented from time to time with, solely in the case any such amendment, modification or supplement that adversely impacts the rights or duties of the Lenders in any respect, the consent of the Required Lenders (and with respect to amendments, modifications or supplements that adversely affect the rights or duties of the Administrative Agent in any respect, the Administrative Agent).
“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last Saturday of each April, July, October or January of such Fiscal Year in accordance with the fiscal accounting calendar of the Borrower.
“Fiscal Year” means any period of twelve consecutive months ending on the Saturday closest to January 31 of any calendar year.
“Flood Insurance Laws” means, collectively (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Foreign Lender” means any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.
“Foreign Subsidiary” means any direct or indirect Subsidiary of a Loan Party which is not organized under the laws of the United States, any State thereof or the District of Columbia.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in investing in commercial loans and similar extensions of credit in the ordinary course.
“GAAP” means principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made; provided that with respect to Foreign Subsidiaries of Borrower organized under the laws of Canada, “GAAP” shall mean principles which are consistent with those promulgated or adopted by the Canadian Institute of Chartered Accountants and its predecessors (or successors) in effect and applicable to the accounting period in respect of which reference to GAAP is being made; provided further that with respect to other Foreign Subsidiaries of Borrower the books and records of such Subsidiary may instead be prepared with principles consistent with those promulgated or adopted by the applicable accounting standard board (or similar governing entity) in effect and applicable to the accounting period.
“Geoffrey Collateral” means the “Geoffrey Collateral” as defined in the Intercreditor Agreement.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning assigned to such term in Section 10.06(g).
“Guarantee” means, collectively, the guarantee made by the Guarantors in favor of the Administrative Agent, substantially in the form of Exhibit D, and each other guarantee and guarantee supplement delivered pursuant to Section 6.10.
“Guarantors” means the Affiliates of the Borrower signatory to the Guarantee on the date hereof and any Person required to execute a Guarantee pursuant to Section 6.10.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, mold, fungi or similar bacteria, and all other substances or wastes of any nature regulated pursuant to any Environmental Law because of their dangerous or deleterious properties, including any material listed as a hazardous substance under Section 101(14) of CERCLA.
“Hedge Agreement” means any derivative agreement, any interest rate protection agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement designed to hedge against fluctuations in interest rates or foreign exchange rates or commodity prices.
“Holdings” means Toys “R” Us, Inc., a Delaware corporation.
“Houlihan” means Houlihan Lokey Capital, Inc.

“Indebtedness” means, as to any Person at a particular time, the following (without duplication):
a.all obligations of such Person for borrowed money; provided that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;
b.all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;
c.all direct or contingent obligations of such Person arising under letters of credit as an account party (including standby and commercial), letters of guarantee, bankers’ acceptances and bank guarantees;
d.the Agreement Value of all Hedge Agreements;
e.all obligations of such Person to pay the deferred purchase price of property or services (excluding accrued expenses and accounts payable incurred in the ordinary course of business);
f.Indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;
g.Capital Lease Obligations; provided that all such obligations and liabilities which are limited in recourse to such property shall be included in Indebtedness only to the extent of the lesser of the fair market value of such property and the then outstanding amount of such Indebtedness;
h.all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person (except any obligation to purchase, redeem, retire or otherwise acquire for value any Equity Interests of any Loan Party from present or former officers, directors or employees of such Loan Party or any Subsidiary thereof upon the death, disability, retirement or termination of employment or service of such officer, director or employee, or otherwise under any stock option or employee stock ownership plan approved by the board of directors of such Loan Party), valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

i.the principal and interest portions of all rental obligations of such Person under any synthetic lease, tax retention operating lease, off-balance-sheet loan or similar off-balance-sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; and
j.all guarantees of such Person in respect of Indebtedness of others.
Indebtedness shall not include (A) any sale-leaseback transactions to the extent the lease or sublease thereunder is not required to be recorded under GAAP as a capital lease, (B) any obligations relating to overdraft protection and netting services, (C) any preferred stock required to be included as Indebtedness in accordance with GAAP and FAS 150, (D) trade accounts payable, customary obligations under employment agreements and deferred compensation, and liabilities associated with customer prepayments and deposits, in each case incurred in the ordinary course of business, or (E) operating leases.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner), to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of any Capital Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Indemnified Taxes” means all Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document.
“Indemnitee” has the meaning assigned to such term in Section 10.04(b).
“Information” has the meaning assigned to such term in Section 10.07.
“Initial Lender” means each Lender as of the Closing Date.
“Initial Loan” has the meaning assigned to such term in Section 2.01.
“Intellectual Property” has the meaning assigned to such term in Section 5.18.
“Intercreditor Agreement” means an intercreditor agreement relating to the ABL Credit Agreement, and if applicable the Wayne Loans and the TRU Canada Loans, and this Agreement substantially in the form of Exhibit F.
“Interest Payment Date” means the last Business day of each month.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one month thereafter; provided that:
i.any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
ii.any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
iii.no Interest Period shall extend beyond the Maturity Date.
“Interim Bankruptcy Court Order” means the order of the Bankruptcy Court, approving the Term Facility on an interim basis, in the form of Exhibit H hereto, as the same may be amended, modified or supplemented from time to time with, solely in the case of any amendment, modification or supplement that is adverse to the rights or duties of the Lenders, the consent of the Required Lenders (and with respect to amendments, modifications or supplements that affect the rights or duties of the Administrative Agent, the Administrative Agent).
“Interim Bankruptcy Court Order Entry Date” means the date on which the Interim Bankruptcy Court Order shall have been entered on the docket of the Bankruptcy Court.
“Investment” means, as to any Person, any direct or indirect (a) purchase or other acquisition of capital stock or other securities, including any option, warrant or right to acquire the same, of another Person, (b) loan, advance or capital contribution to, extension of credit (except for current trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business), guarantee of Indebtedness of a Non-Loan Party or assumption of obligations of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the assets of another Person or any merger or consolidation of such Person with any other Person, in each case in any transaction or group of transactions which are part of a common plan. For purposes of covenant compliance, the amount of any Investment shall be the aggregate Investment less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends or distributions) received by such Person and less all liabilities expressly assumed by another Person in connection with the sale of such Investment.

“ISDA Master Agreement” means the form entitled “2002 ISDA Master Agreement” or such other replacement form then currently published by the International Swap and Derivatives Association, Inc. or any successor thereto.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“Lenders” means a financial institution party hereto with a Commitment or an outstanding Loan, together with any Person that subsequently becomes a Lender by way of assignment in accordance with the terms of Section 10.06, together with their respective successors, other than any Person that ceases to be a Lender as a result of an assignment in accordance with Section 10.06 or an amendment of this Agreement.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, whether or not filed, recorded or perfected under applicable Law.
“Liquidity” means, as of any time (i) domestic cash and Cash Equivalents of the Loan Parties plus (ii) as of such time, the principal amount of loans available for borrowing under the ABL Credit Agreement after giving effect to the borrowing base formula and all applicable reserves, holdbacks and minimum availability tests.
“Loan(s)” means any (each) loan made to the Borrower pursuant to Section 2.01 hereof.
“Loan Documents” means this Agreement, each Note, the Guarantees, the Security Documents, the Fee Letter, the Intercreditor Agreement and any other agreement, instrument, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing an Obligation.
“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Margin Stock” has the meaning assigned to such term in Regulation U.
“Marketable Securities” means any security that is listed or recorded on a United States national securities exchange, quoted on Nasdaq (or any other successors thereto), on the Nasdaq National Market (or any successors thereto) or any United States national automated interdealer quotation system, with a seven-day average public float of at least $500.0 million.
“Master Lease” means each of the Master Leases entered into by any Loan Party with any other direct or indirect domestic subsidiary of Holdings, and any and all modifications thereto, substitutions therefor and replacements thereof.
“Material Adverse Effect” means any event, facts, or circumstances, which has a material adverse effect on (a) the business, assets, financial condition or income of the Loan Parties taken as a whole, excluding in any event the events leading up to and resulting from the Chapter 11 Cases and the Chapter 11 Cases themselves or (b) the validity or enforceability of the Loan Documents or any of the material rights or remedies of the Lenders or the Agents thereunder.
“Maturity Date” means the date which is the earliest of (i) January18, 2019, (ii) the earlier of the effective date and the date of the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code), in each case, of an Approved Plan of Reorganization, (iii) the date the Bankruptcy Court converts any of the Chapter 11 Cases to a Chapter 7 case, (iv) the date the Bankruptcy Court dismisses any of the Chapter 11 Cases, (v) the date on which the Loan Parties consummate a sale of all or substantially all of the assets of the Loan Parties pursuant to section 363 of the Bankruptcy Code or otherwise, and (vi) such earlier date on which the Term Loans shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.
“Maximum Rate” has the meaning assigned to such term in Section 10.09.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage” means, individually or collectively as the context may require, one or more mortgages, deeds of trust, trust deeds, deeds to secure indebtedness, debenture, financing statement or other similar document entered into or authorized to be filed by the owner or lessee, as applicable, of each parcel of Real Property owned by the Loan Parties encumbering each such owner’s fee interest in such Real Property, collectively with all additions, improvements, component parts and personal property related thereto and all rents and profits therefrom, each securing the Obligations, in favor of the Collateral Agent for the benefit of the Lenders, as the same may be amended, supplemented or otherwise modified from time to time, in each case, subject to Permitted Liens.

“Multiemployer Plan” means an Employee Benefit Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds” means:
a.with respect to any asset sale, the cash proceeds received by any Loan Party or any of its Subsidiaries (other than (1) the Excluded Subsidiaries and (2) any Foreign Subsidiary to the extent the repatriation of such cash proceeds could result in adverse tax consequence to the Borrower, until such time as any such cash proceeds are repatriated or otherwise transferred out of the home jurisdiction of any such Foreign Subsidiary, (collectively, the “Applicable Subsidiaries”)) including cash proceeds subsequently received (as and when received by such Loan Party or any of its Subsidiaries (other than the Applicable Subsidiaries)) in respect of non-cash consideration initially received, net of (i) selling and/or liquidation expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, appraisal and title expenses, recording, transfer and similar taxes paid or payable upon such sale); (ii) amounts reasonably and in good faith estimate of other taxes paid or payable in connection with such sale; (iii) amounts reasonably and in good faith provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by such Loan Party or any of its Subsidiaries (other than the Applicable Subsidiaries) associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iv) such Loan Party’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); (v) in the case of a sale or other disposition (including casualty or condemnation) of an asset, the amount of all payments required to be made by any Loan Party or any of its Subsidiaries (other than the Applicable Subsidiaries) as a result of such event to repay (or to establish any required escrow for the repayment of) any Indebtedness secured by such asset; (vi) other reasonable fees and expenses actually incurred in connection therewith; (vii) capital gains or other income taxes paid or payable as a result of any such sale or disposition (after taking into account available tax credits or deductions) and (vii) in the case of assets sold in connection with a sale and leaseback transaction, the amount of all (x) repayments made with such proceeds in respect of borrowings incurred and (y) prior capital expenditures made by the Loan Parties, in each case to finance the acquisition or improvement of such assets in contemplation of such sale and leaseback transaction;
b.with respect to any Debt Issuance by any Person or any of its Subsidiaries (other than the Applicable Subsidiaries), the cash proceeds thereof, net of reasonable fees, commissions, costs and other expenses incurred in connection therewith; and
c.with respect to any Extraordinary Receipts, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, other than proceeds of ABL Priority Collateral (which, for the avoidance of doubt, shall not include the Canadian Pledge) if and for so long as the obligations under the ABL Credit

Agreement remain outstanding, net of (i) all reasonable fees, costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Extraordinary Receipts and net of any portion of such proceeds, awards or compensation constituting reimbursement or compensation for amounts previously paid by the Loan Parties or their Subsidiaries (other than the Applicable Subsidiaries) in respect of the theft, loss, destruction, damage or other similar event relating to such Extraordinary Receipts, (ii) in the case of a sale or other disposition of an asset pursuant to a casualty or condemnation, the amount of all payments required to be made by any Loan Party or any of their respective Subsidiaries (other than the Applicable Subsidiaries) as a result of such event to repay (or to establish an escrow for the repayment of) any Indebtedness secured by such asset or otherwise subject to mandatory prepayment under the ABL Credit Agreement (other than a prepayment in respect of the Canadian Pledge) as a result of such event, and (iii) capital gains or other income taxes paid or payable upon such sale or disposition (after taking into account any available tax credits or deduction).
“Non-Delaware Silo Entities” has the meaning assigned to such term in Section 7.10(c).
“Non-Guarantor Subsidiary” means any Subsidiary of a Loan Party that is not a Guarantor.
“Non-Loan Party” means Holdings and any direct or indirect Subsidiary of Holdings that is not a Loan Party.
“Note” means a promissory note made by the Borrower in favor of a Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing Loans made by such Lender to the Borrower.
“Obligations” means (a) obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including monetary obligations accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.
“OFAC” has the meaning assigned to such term in Section 5.21(b)(v).
“on” when used with respect to the Property or any property adjacent to the Property, means “on, in, under, above or about.”
“Other Taxes” means any and all current or future stamp, court, intangible, recording, filing, or documentary Taxes or any other excise, property or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
“Participant” has the meaning assigned to such term in Section 10.06(d).
“Participation Register” has the meaning assigned to such term in Section 10.06(d)(vii).
“Patriot Act” has the meaning assigned to such term in Section 10.16.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person; (b) acquisition of in excess of 50% of the Equity Interests of any Person, and otherwise causing such Person to become a Subsidiary of such Person; or (c) merger or consolidation or any other combination with any Person (each of the foregoing, an “Acquisition”), if each of the following conditions is met:

(i)    no Default then exists or would result therefrom;
(ii)    the Person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrower and the Subsidiaries are engaged in on the Restatement Date and reasonable extensions thereof, including, but not limited to businesses which are complementary to the business of the type that Borrower and the Subsidiaries are engaged in on the Restatement Date, such as manufacturing and shipping, or any other business otherwise permitted to be engaged in the Borrower or its Subsidiaries under this Agreement, and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents, to the extent required therein;
(iii)    the board of directors of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn) or commenced any action which alleges that such acquisition will violate Applicable Law; and
(iv)    the Borrower shall have furnished the Administrative Agent with ten (10) days’ prior written notice of such intended acquisition and shall have furnished the Administrative Agent with a current draft of the acquisition agreement and other acquisition documents relating to the Acquisition.
“Permitted Holders” means (a) the Sponsors and (b) their respective Permitted Transferees.
“Permitted Holdings Expenses” means expenses of Holdings consisting of (a) franchise taxes and other costs required to maintain the legal existence of Holdings, (b) corporate overhead expenses incurred in the ordinary course of business, excluding any payments made to or for the benefit of the Sponsors (excluding payments pursuant to the following clause (d)), (c) audit costs, professional fees and expenses and other costs incurred by Holdings in connection with reporting obligations under or otherwise incurred in connection with compliance with Applicable Law (including applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder), (d) obligations of Holdings under or in respect of director and officer insurance policies or indemnification obligations to directors or officers and directors’ fees and expenses, and (e) trade payables and other operating expenses incurred in the ordinary course of business and attributable to the operations of the Borrower and its Subsidiaries and which are reasonably expected to be, and appropriately should be payable by, the Borrower and its Subsidiaries.
“Permitted Liens” has the meaning assigned to such term in Section 7.01.
“Permitted Tax Distributions” means, without duplication, payments, dividends or distributions by Borrower to Holdings in order for Holdings to pay the Tax liability for any consolidated, combined or similar federal, state or local income or similar tax group that includes the Loan Parties and/or their Subsidiaries that is attributable to the taxable income, revenue, receipts, gross receipts, gross profits, capital or margin of the Loan Parties and/or their applicable Subsidiaries; provided that such Tax liability shall not exceed the amount that the Loan Parties and/or their applicable Subsidiaries would have been required to pay in respect of the relevant federal, state or local income or similar Taxes for such fiscal year had the Loan Parties and their Subsidiaries paid such Taxes separately from Holdings as a standalone consolidated, combined, or similar federal, state or local income or similar tax group.
“Permitted Transferees” means (a) any Controlled Investment Affiliate of the Sponsors (collectively, “Sponsor Affiliates”), (b) any managing director, general partner, limited partner, director, officer or employee of the Sponsors or any Sponsor Affiliate (collectively, the “Sponsor Associates”), (c) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Sponsor Associate and (d) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Sponsor Associate, his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Petition Date” means September 18, 2017.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, could reasonably under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” means a plan of reorganization with respect to the Debtors pursuant to the Chapter 11 Cases.
“Platform” has the meaning assigned to such term in Section 6.01.
“Prepetition Term Agent” means (i) Bank of America, N.A., in its capacity as administrative agent under any of the Prepetition Term Loan Documents, or (ii) any successor administrative agent.
“Prepetition Term B-4 Lenders” means the Term B-4 Lenders party to the Prepetition Term Loan Agreement, from time to time, under and as defined in the Prepetition Term Loan Agreement.
“Prepetition Term B-4 Obligations” means “Obligations” (as defined in the Prepetition Term Loan Agreement) owing under the Prepetition Term Loan Agreement to the Term B-4 Lenders or the Prepetition Term Agent.
“Prepetition Term Lenders” means the “Lenders” party to the Prepetition Term Loan Agreement, from time to time.
“Prepetition Term Loan Agreement” means that certain Amended and Restated Credit Agreement, dated as of August 24, 2010, by and among the Borrower, the Guarantors party thereto, the Prepetition Term Agent and the Prepetition Term Lenders, as amended, restated, supplemented or otherwise modified from time to time.
“Prepetition Term Loan Documents” means the “Loan Documents” as defined in the Prepetition Term Loan Agreement.
“Prepetition Term Obligations” means “Obligations” (as defined in the Prepetition Term Loan Agreement).
“Prime Rate” means for any day, the rate of interest per annum quoted in the “Money Rates” section of The Wall Street Journal from time to time and designated as the “Prime Rate.” If such prime rate, as so quoted is split between two or more different interest rates, then the Prime Rate shall be the highest of such interest rates. If such prime rate shall cease to be published or is published infrequently or sporadically, then the Prime Rate shall be the rate of interest per annum based on information presented by any interest rate reporting service of recognized standing selected by Administrative Agent in consultation with the Borrower.
“Priming Lien” has the meaning specified in Section 11.05(a)(v).
“Pro Rata Share” means, with respect to each Lender, (i) at or prior to the funding on the Closing Date, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender and the denominator of which is the amount of the Aggregate Commitments and (ii) thereafter, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the Loans of such Lender and the denominator of which is the aggregate principal amount of the Loans of all Lenders.
“Propco I” means Toys “R” Us Property Company I, LLC.
“Propco II” means Toys “R” Us Property Company II, LLC.
“Propco Subsidiaries” means Giraffe Junior Holdings, LLC, Propco I, Propco II and each Subsidiary of Propco I.
“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all buildings, structures, parking areas and improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
“Register” has the meaning specified in Section 10.06(c).
“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Release” has the meaning provided in Section 101(22) of CERCLA.
“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the Loans and Commitments outstanding on such date; provided that Loans held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Requirements of Law” means, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.
“Responsible Officer” of any Person shall mean any executive officer or financial officer of such Person and any other officer or similar official thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a written notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to a written agreement between the applicable Loan Party and the Administrative Agent.
“Restricted Payment” means any (a) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of a Loan Party or any of its

Subsidiaries, (b) payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of any Loan Party or any of its Subsidiaries or (c) payment on or in respect of any Indebtedness or other obligation of Holdings or any other Non-Delaware Silo Entity, other than payments by the Borrower of professional fees and other expenses of administration of the Chapter 11 Cases that are allocable to the Non-Delaware Silo Entities; provided such payments are, pursuant to the Adequate Protection Order, reimbursable by the applicable Non-Delaware Silo Entities and the claims in respect thereof are granted super-priority administrative, claim status with respect to any Non-Delaware Silo Entity that is a Debtor, subject only to the Carve Out and claims in respect of any new money debtor-in-possession financing provided by non-Affiliates of Holdings (and any claims to which such non-Affiliate financing is subject).
“Restructuring” means the restructuring of the Loan Parties and their Subsidiaries to be implemented through the filing of cases and confirmation of a Plan of Reorganization under Chapter 11 of the Bankruptcy Code.
“S&P” means Standard & Poor’s Financial Services LLC or any successor thereto.
“SALITRU Transaction” means that certain transaction to be entered into by the Borrower pursuant to which the Borrower shall leases back the property of SALITRU Associates JV after the sale thereof.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Parties” means collectively, (a) the Administrative Agent, (b) the Collateral Agent, (c) the Lenders and (d) with respect to the Obligations under Section 10.04(b), the other Indemnitees; it being understood and agreed that such Indemnitees shall be bound by the Intercreditor Agreements.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Agreement” means the security agreement, substantially in the form of Exhibit E, dated as of the Closing Date, among the Borrower, the Guarantors, and the Agents.
“Security Documents” means the Bankruptcy Court Order, the Guarantee, the Security Agreement and each other security agreement, mortgage, collateral assignment, intellectual property security agreement, pledge agreement or other document or agreement delivered in accordance with applicable law to grant, or purport to grant, a security interest in any property as collateral for the Obligations.
“SPC” has the meaning assigned to such term in Section 10.06(g).
“Specified Indebtedness” means (i) the ABL Facility; (ii) the obligations under the Indenture dated on or about September 22, among TRU Taj LLC and TRU Taj Finance, Inc., certain affiliates thereof and Wilmington Savings Fund Society, FSB, as Trustee and Collateral Trustee, or any Indebtedness refinancing such Indebtedness (the “Taj DIP Debt”); and (iii) any other debtor-in-possession financing facility of any Loan Party or its Subsidiaries approved in the Chapter 11 Cases with respect to financing in an amount in excess of $10 million.
“Specified Intercompany Agreements” means the contracts listed on Part II of Schedule 7.07, as in effect on the date hereof.

“Sponsors” means Bain Capital (TRU) VIII, L.P., a Delaware limited partnership, Bain Capital (TRU) VIII-E, L.P., a Delaware limited partnership, Bain Capital (TRU) VIII Coinvestment, L.P., a Delaware limited partnership, Bain Capital Integral Investors, LLC, a Delaware limited liability company, and BCIP TCV, LLC, a Delaware limited liability company, Kohlberg Kravis Roberts & Co., Toybox Holdings, LLC, Vornado Realty Trust and Vornado Truck, LLC, and their respective affiliates.
“Spot Rate” has the meaning assigned to such term in Section 1.06.
“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party or a Subsidiary thereof.
“Subsidiary” means, of a Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.
“Subsidiary Guarantors” means, collectively, each existing and future direct and indirect Subsidiary of the Borrower that is party to the Guarantee.
“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Facility” means the credit facility provided for under this Agreement.
“Term Priority Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.
“Test Date” means the last day of each fiscal month of the Borrower, commencing with the last day of the fiscal month ending October 28, 2017.
“TRU Canada Loans” loans from Toys “R” Us (Canada) Ltd./Toys “R” Us (Canada) Ltee to Borrower secured by the Collateral on a pari passu basis with the Loans, which loans (i) shall have an interest rate comparable to the Loans, subject, as the lender and the Borrower may reasonably agree, to adjustments for duration, “PIK” interest and other commercially reasonable factors and shall not be subject to upfront, exit or similar fees or original issue discount and (ii) shall not include covenants more restrictive in any respect than any covenant hereunder.
“Type” means the character of a Loan as a Base Rate Loan or a Eurodollar Rate Loan.
“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.
“United States” and “U.S.” mean the United States of America.
“Upfront Fee” has the meaning assigned to such term in Section 2.07(c)).

“Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of such Person.
“Wachtell” means Wachtell, Lipton, Rosen & Katz.
“Wayne” means Wayne Real Estate Parent Company, LLC.
“Wayne Loans” loans from Wayne to Borrower secured by the Collateral on a pari passu basis with the Loans for use by the Borrower for its general corporate purposes, which loans (i) shall have an interest rate comparable to the Loans, subject, as Wayne and the Borrower may reasonably agree, to adjustments for duration, “PIK” interest and other commercially reasonable factors and shall not be subject to upfront, exit or similar fees or original issue discount and (ii) shall not include covenants more restrictive in any respect than any covenant hereunder.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Charter Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (iii) the words “herein,” “hereof,” “hereto” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to, Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vii) all references to “knowledge” or “awareness” of any Loan Party or a Subsidiary thereof means the actual knowledge of a Responsible Officer of a Loan Party or such Subsidiary after due inquiry and

(viii) all references to “in the ordinary course of business” of any Loan Party or a Subsidiary thereof means (x) in the ordinary course of business of the Loan Party and/or such Subsidiary, as applicable or (y) generally consistent with the past or current practice of the Loan Parties or any Subsidiary thereof. Any provision in this Agreement that requires the “satisfaction” (or “reasonable satisfaction”) of the Administrative Agent and the Required Lenders in respect of any Bankruptcy Court Order, certificate or other document, shall be deemed satisfied if Administrative Agent is satisfied therewith and the Required Lenders shall not have indicated otherwise (after having been given a reasonable opportunity to review to the extent practicable) in writing to the Administrative Agent.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03    Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the Closing Date. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. It is understood and agreed that any recharacterization of an accounting entry or term shall be permitted hereunder so long as the action relating to or underlying the entry or item as so recharacterized would have been permitted if it had originally been characterized in such manner.
1.04    Times of Day; Time for Payment and Performance. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

1.05    Resolution of Drafting Ambiguities. The Borrower acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents, that it and its counsel reviewed and participated in the preparation and negotiation of the Loan Documents and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Loan Documents.
1.06    Currency Equivalents Generally. Any amount specified in this Agreement or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.06, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
1.07    Certifications; Provision of Information. All provisions of information, presentations, statements and certifications to be made hereunder by a director, officer or other representative of a Loan Party or other Subsidiary shall be made by such a Person in his or her capacity solely as an officer or a representative of such Loan Party or other Subsidiary, on such Loan Party’s or such Subsidiary’s behalf and not in such Person’s individual capacity, and without personal liability. Certifications; Compliance with Article VII In the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Asset Sale, Restricted Payment, Affiliate transaction, restrictive agreement or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions then permitted pursuant to the applicable Section in Article VII, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time.
THE COMMITMENTS AND BORROWING OF LOANS
2.01    Commitment to Lend Loans.
(a)    Subject to the terms and conditions set forth herein and in the Bankruptcy Court Order, each Lender severally and not jointly agrees to make, on the applicable Credit Date, loans to the Borrowers in an aggregate amount not to exceed such Lender’s Commitment. The Borrowers may request up to three (3) advances under the Commitments, of which (i) the first shall be made on the Closing Date in an aggregate principal amount of $350,000,000 (the “Initial Loan”) and (ii) the second shall be in an aggregate principal amount of $50,000,000 or any multiple of $5,000,000 in excess thereof; provided, in no event shall the aggregate amount of the Loans advanced hereunder exceed $450,000,000. Upon the making of the third Loan hereunder, all remaining Commitments shall immediately and automatically terminate. Amounts borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed.
(b)    Each Initial Lender hereby acknowledges and agrees that each Prepetition Term B-4 Lender shall be entitled to participate in the Term Facility in an amount equal to such Prepetition Term B-4 Lender’s pro rata share of the aggregate Commitments (determined on the basis of the principal amount of Prepetition B-4 Term Obligations held by such Prepetition Term B-4 Lender as of a date to be determined by the Administrative Agent as compared to the principal amount of Prepetition B-4 Term Obligations held by all Prepetition Term B-4 Lenders as of such date). The Borrower, Administrative Agent and the Initial Lenders agree to reasonably cooperate to effectuate such participation promptly following the Closing Date, including by facilitating the assignment by the Initial Lenders and assumption by electing Prepetition Term B-4 Lenders, pursuant to a master Assignment and Assumption substantially in the form of Exhibit C hereto and satisfactory to the Administrative Agent, of ratable portions of (i) the Initial Loan, for a purchase price equal to par less the ratable portion of the Upfront Fee, and (ii) the remaining, unfunded Commitments. For the avoidance of doubt, the Prepetition Term B-4 Lenders shall not be entitled to share in the Backstop/Structuring Fee and shall not be entitled to purchase any portion of the Initial Loan unless they shall assume a ratable portion of the remaining, unfunded Commitments. Interest and Commitment Fees accrued on the Initial Loan and the undrawn Commitments from the Closing Date through and including the date of any assignment to a Prepetition Term B-4 Lender pursuant to this paragraph shall be for the account and benefit of the applicable assigning Initial Lender.
2.02    Borrowings, Conversions and Continuations of Loans.
(a)    The borrowing of Loans, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable written notice to the Administrative Agent. Such notices may be provided by a Borrowing or Conversion Notice; provided that each such notice (x) in respect of a Borrowing must be received by no later than 3:00 p.m. on the date that is five (5) (or, in the case of the Initial Loans, the same Business Day of the requested date of such Borrowing and (y) in respect of a continuation or conversion of Loans, must be received by no later than 3:00 p.m. on the date that is two (2) Business Days prior to the requested date of such conversion or continuation. Each Borrowing or Conversion shall specify (i) in the case of a conversion or continuation, whether the Borrower is requesting a conversion of Loans from one Type to the other or a continuation of Eurodollar Rate Loans, (ii) the requested date of the borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued and (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted. If the Borrower fails to specify a Type of Loan in a Borrowing or Conversion Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base

Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.
(b)    Following receipt of a Borrowing or Conversion Notice with respect to the initial borrowing of any Loan, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of such Loan. Subject to the satisfaction or waiver of the conditions set forth in Sections 4.01 and 4.02, each Lender shall make the amount of its Loan available (net, in the case of the Initial Loan, of fees owing pursuant to Section 2.07) to the Administrative Agent in Dollars in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing or Conversion Notice. Upon satisfaction of the applicable conditions set forth in Sections 4.01 and 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays breakage costs incurred in connection with such conversion and required to be paid pursuant to Section 3.05 of which it has been notified. During the existence of a Default, no Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
(d)    The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the prime rate used in determining the Base Rate promptly following the public announcement of such change.
2.03    Prepayments.
(a)    Optional. The Borrower may, upon notice to the Administrative Agent, pursuant to Section 2.03(g), voluntarily prepay the Loans in whole or in part (and such prepayment shall be applied to any Type of Loan as directed by the Borrower) at any time without premium or penalty (other than payment by the Borrower of a prepayment premium equal to 1.0% of the principal amount of Loans prepaid); provided that (A) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1.0 million or a whole multiple of $1.0 million in excess thereof or, if less, the entire principal amount thereof then outstanding; (B) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall be in the form of Exhibit A-2, shall be given in accordance with Section 2.03(g) and shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid; and (C) no prepayment premium shall be due in connection with a repayment of the Loans as a result of the occurrence of the Maturity Date (as defined in clauses (i)-(iv), but not clauses (v) or (vi), thereof). The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall be committed to make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by any additional amounts required pursuant to Section 3.05.
(b)    Asset Sales. Following the receipt of any Net Cash Proceeds of any Asset Sale after the Closing Date, (x) at the option of the Borrower pursuant to a written notice of reinvestment delivered to the Administrative Agent, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within 90 days following receipt of such Net Cash Proceeds; provided that (1) if the assets subject to such Asset Sale constituted Term Priority Collateral, such reinvestment may not be made in assets other than non-current assets constituting Term Priority Collateral (2) if an Event of Default shall have occurred and be continuing, the Borrower shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Event of Default existed or was continuing), and (3) if the assets subject to such Asset Sale constituted Geoffrey Collateral, such reinvestment may only be in assets constituting Geoffrey Collateral and ((y) other than the Net Cash Proceeds of ABL Priority Collateral, to the extent applied as required by the ABL Credit Agreement or the Intercreditor Agreement, or to repay obligations under the ABL Credit Agreement (provided that Net Cash Proceeds of ABL Priority Collateral other than Inventory shall be subject to this clause (y) to the extent not prohibited under the ABL Credit Agreement), (A) any Net Cash Proceeds not reinvested shall be applied to the prepayment of the Loans on a ratable basis within five (5) Business Days, and (B) any remaining Net Cash Proceeds from such Asset Sale on the last day of such 90-day period specified in clause (x) shall be applied to the prepayment of the Loans on a ratable basis.
Notwithstanding the foregoing, no such prepayment shall be required under this Section 2.03(b) with respect to (A) Extraordinary Receipts; and (B) Net Cash Proceeds from an Asset Sale by (1) a Foreign Subsidiary of the Borrower except to the extent that any such proceeds are repatriated to the United States (such amount to be net of an amount equal to the additional taxes of Holdings, the Borrower or its Subsidiaries that would be payable or reserved against as a result of such repatriation, as reasonably determined by the Borrower in consultation with the Administrative Agent), which the Loan Parties will use commercially reasonable efforts to cause to occur as soon as possible without causing adverse tax consequences or (2) Geoffrey International LLC unless and to the extent that such proceeds are dividended, loaned or otherwise transferred to a Loan Party.
(c)    Debt Issuance or Disqualified Capital Stock Issuance. Promptly following the receipt of any Net Cash Proceeds of any Debt Issuance after the Closing Date or any issuance by any Loan Party of Disqualified Capital Stock after the Closing Date, the Borrower shall apply 100% of such Net Cash Proceeds to the ratable repayment of Loans.
(d)    Extraordinary Receipts. Promptly following the receipt of any Net Cash Proceeds from any Extraordinary Receipts, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds to repair, replace, refurbish or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or capital assets (provided that (1) if such Extraordinary Receipts are in respect of Real Property, such reinvestment may not be made in assets other than Real Property; and (2) if such Extraordinary Receipts are in respect of Term Priority Collateral, such reinvestment may not be made in assets other than assets will, upon such reinvestment become Term Priority Collateral within (x) six (6) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within six (6)

months following receipt thereof, within 90 days of the date of such legally binding commitment; provided that (i) if an Event of Default shall have occurred and be continuing, the Borrower shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Event of Default existed or was continuing) and (ii) if any Net Cash Proceeds cannot be so reinvested during the periods described above, an amount equal to any such Net Cash Proceeds shall be applied on the last day of such period to the ratable prepayment of the Loans.
(e)    On the date of receipt by the Borrower or any of its Subsidiaries of cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, the Borrower or any of its Subsidiaries (other than issuances of Equity Interests by a Subsidiary to the Borrower and capital contributions by the Borrower to a Subsidiary), the Borrower shall prepay an aggregate principal amount of the Loans equal to 100% of such Net Cash Proceeds received therefrom no later than five Business Days following receipt thereof by such Person.
(f)    [Reserved].
(g)    Notice of Prepayment. The Borrower shall notify the Administrative Agent by written notice of any voluntary prepayment hereunder (i) in the case of prepayment of a Eurodollar Rate Loan, not later than 12:00 noon, two Business Days before the date of prepayment and (ii) in the case of prepayment of a Base Rate Loan, not later than 12:00 noon, one Business Day before the date of prepayment. Each such notice shall be in the form of Exhibit A-2 and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice of voluntary prepayment shall be revocable; provided that, within 5 Business Days of receiving a written demand for such reimbursement which sets forth the calculation of breakage costs incurred and payable pursuant to Section 3.05 in reasonable detail, the Borrower shall reimburse the Lenders for such breakage costs associated with the revocation of any notice of prepayment. Each mandatory prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.03. Each optional prepayment of a Borrowing shall be applied among the Types of Borrowings as directed by the Borrower and otherwise in accordance with this Section 2.03. Prepayments shall be accompanied by accrued interest as required by Section 2.06.
2.04    Termination of Commitments. The Commitments of each Lender shall automatically be reduced on each Credit Date (to the extent of the borrowing of the Loans on such date) and shall otherwise expire in full on the earlier to occur of (I) the date the third Loan is made hereunder (after giving effect to the funding thereof) and (II) 30 days prior to the Maturity Date pursuant to clause (i) of the definition thereof.
2.05    Repayment of Loans. Upon the Maturity Date or earlier, if otherwise required by the terms hereof, (i) the Borrower shall repay to the Administrative Agent for the ratable account of the Lenders, the aggregate outstanding principal amount of the Loans and all accrued but unpaid interest thereon (together with any fees and expenses earned, due and payable therewith, including without limitation, any such fees or expenses earned, due and payable under Section 2.07, Section 10.04 and Section 10.05), and (ii) the Administrative Agent shall apply such funds to repay each Lender in the amount of such Lender’s ratable portion of the remaining amount (based on such Lender’s Pro Rata Share in respect of the Term Facility.

2.06    Interest.
(a)    Subject to the provisions of subsection (b) below, each Loan that is a (i) Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in Section 2.06(a) or (ii) in the case of any other overdue amount, 2% plus the rate applicable to Base Rate Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto; provided that (i) interest accrued pursuant to Section 2.06(b) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.07    Fees.
(a)    Administrative Agent Fee. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times set forth in the Fee Letter.
(b)    Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders an undrawn line fee in an amount equal to 2.0% per annum of the aggregate amount of the undrawn Commitments, as in effect from time to time. Such fee shall be payable in arrears on each Interest Payment Date.
(c)    Upfront Fee. The Borrower shall pay to the Administrative Agent for the account of each Initial Lender an upfront fee in an amount equal to 1.0% of the Commitment of such Lender immediately prior to the making of the Initial Loans on the Closing Date (the “Upfront Fee”). The Borrower and each Lender agree that on the Closing Date, the Lenders shall fund the Initial Loan in the principal amount of $350,000,000 net of (i) the entirety of such fee and (ii) the Backstop/Structuring Fee, notwithstanding that the full amount of the Commitment shall not have been drawn as of the Closing Date. Such fees shall be earned, due and payable on the Closing Date.
(d)    Backstop/Structuring Fee. The Borrower shall pay to the Administrative Agent for the account of each Initial Lender, in consideration of arranging and committing to fund its portion of the entirety of the Term Facility, a backstop/structuring fee in an amount equal to 3.25% of the Commitment of such Lender immediately prior to the making of the Initial Loans on the Closing Date (the “Backstop/Structuring Fee”). Such fee shall be earned, due and payable on the Closing Date.
2.08    Computation of Interest and Fees. All computations of interest for Base Rate Loans including Base Rate Loans (determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made or continued or converted from a Loan of another Type, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Any change in the interest rate in a Loan resulting from a change in the Base Rate or the Eurodollar Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.09    Evidence of Indebtedness.
(a)    The Loans, and the principal and interest due with respect thereto, made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(b)    Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then each of the applicable Lender and the Borrower agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans of the Type comprising such Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(i)    Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2.10, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of Loans then due to such parties.
2.11    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their respective Pro Rata Share; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest;
(ii)    the provisions of this section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which, subject to clause (iii) below, the provisions of this section shall apply); and
(iii)    the provisions of this section shall not apply to any assignment made pursuant to, and in accordance with, Section 10.06(b).
Subject to the provisions of Section 10.06(d), each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.12    [Reserved].
2.13    Defaulting Lenders.
(a)    Waivers and Amendments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law, such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.
(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Payments Free of Taxes. Unless required by applicable Law (as determined in good faith by the applicable withholding agent), any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided, however, that if the applicable withholding agent shall be required by applicable Law to deduct, or an Agent or a Lender shall be required to remit, any Taxes from such payments, then (i) in the case of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or remittances for such Taxes (including deductions applicable to additional sums payable under this Section 3.01) have been made, the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or remittances been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
(b)    Payment of Other Taxes by the Loan Parties. In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
(c)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Subject to and without limiting the preceding sentence, if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, each Lender will use reasonable efforts to cooperate with the Borrower to obtain a refund of such taxes so long as such efforts would not, in the sole determination of such Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it; provided, further, that the Borrower shall not be required to compensate any Lender pursuant to this Section 3.01 for any amounts incurred in any fiscal year for which such Lender is claiming compensation if such Lender does not furnish notice of such claim within six months from the end of such fiscal year; provided, further, that if the circumstances giving rise to such claim have a retroactive effect (e.g., in connection with the audit of a prior tax year), then the beginning of such six-month period shall be extended to include such period of retroactive effect. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of any Lender, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Status of Lenders. (i) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any applicable entitlement of such Lender to an exemption from, or reduction in, any withholding Tax (including backup withholding) or with respect to information reporting requirements with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so.
(ii)    Without limiting the generality of the foregoing:
(A)    Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.
(B)    Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:
(1)    two duly completed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable (or any successor forms),
(2)    two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),
(3)    in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit G (any such certificate a

“United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable (or any successor forms),
(4)    to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Lender that has granted a participation), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, W‑8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate shall be provided by such Lender on behalf of such beneficial owner(s)), or
(5)    any other form prescribed by applicable requirements of U.S. federal income tax Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made (including, in the case of any Lender claiming exemption from withholding under FATCA, any documentation required to comply with such exemption); provided that, the completion, execution and submission of such form or documentation (other than in the case of a Lender claiming exemption from withholding under FATCA) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.
(f)    Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder (including any documentation necessary to prevent withholding under FATCA), the Loan Parties shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
(g)    If any Loan Party shall be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Agent or Lender to the extent that such Agent or Lender becomes subject to Taxes subsequent to the Closing Date (or, if applicable, subsequent to the date such Person becomes a party to this Agreement) as a result of any change in the circumstances of such Agent or Lender (other than a change in Applicable Law), including without limitation a change in the residence, place of incorporation, principal place of business of such Agent or Lender or a change in the branch or Lending Office of such Agent or Lender, as the case may be, such Agent or Lender shall use reasonable efforts to avoid or minimize any amounts which might otherwise be payable pursuant to this Section 3.01; provided, however, that such efforts shall not include the taking of any actions by such Agent or Lender that would result in any tax, costs or other expense to such Agent or Lender (other than a tax, cost or other expense for which such Agent or Lender shall have been reimbursed or indemnified by the Loan Parties pursuant to this Agreement or otherwise) or any action which would or might in the reasonable opinion of such Agent or Lender have an adverse effect upon its business, operations or financial condition or otherwise be disadvantageous to such Agent or Lender.
(h)    If any Lender or Agent reasonably determines that it has actually and finally realized, by reason of a refund, deduction or credit of any Indemnified Taxes or Other Taxes as to which it has been paid or reimbursed by the Loan Parties pursuant to subsection (a) or (c) above in respect of payments under the Loan Documents, a current monetary benefit that it would otherwise not have obtained and that would result in the total payments under this Section 3.01 exceeding the amount needed to make such Lender or Agent whole, such Lender or Agent shall pay to the Borrower, with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses (including Taxes) incurred in securing such refund, deduction or credit and without interest (other than any interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by any Lender or Agent on such interest).
(i)    If a payment made to the Administrative Agent or any Lender under any Loan Document would be subject to withholding under FATCA if such Administrative Agent or Lender were to fail to comply with the information reporting requirements of FATCA, such Administrative Agent or Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by FATCA and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine Lenders’ compliance under FATCA (or to determine the amount, if any, to deduct and withhold from such payment). Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(j)    The Administrative Agent shall deliver to the Borrower on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Administrative Agent is exempt from U.S. federal backup withholding.
3.02    Change in Legality.
(a)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, if any Change in Law occurring after the Closing Date shall make it unlawful for a Lender to make or maintain a Eurodollar Rate Loan or to give effect to its obligations as contemplated hereby with respect to a Eurodollar Rate Loan, then, by written notice to the Borrower, such Lender may (x) declare that Eurodollar Rate Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a Eurodollar Rate Loan shall, unless withdrawn, as to such Lender only, be deemed a request for a Base Rate Loan unless such declaration shall be subsequently withdrawn; and (y) require that all outstanding Eurodollar Rate Loans made by such Lender be converted to Base Rate Loans, in which event all such Eurodollar Rate Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in Section 2.02. In the event any Lender shall exercise its rights hereunder, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Rate Loans that would have been made by such Lender or the converted Eurodollar Rate Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Rate Loans.
(b)    For purposes of this Section 3.02, a notice to the Borrower pursuant to Section 3.02(a) above shall be effective, if lawful, and if any Eurodollar Rate Loans shall then be outstanding, on the last day of the then-current Interest Period; and otherwise such notice shall be effective on the date of receipt by the Borrower.
3.03    Alternate Rate of Interest for Loans. If, prior to the commencement of any Interest Period for a Eurodollar Rate Loan, the Administrative Agent:
(a)    reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate (in accordance with the terms of the definitions thereof) for such Interest Period; or
(b)    is advised by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Required Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period; then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist (which notice the Administrative Agent shall deliver promptly upon obtaining knowledge of the same), (i) any Borrowing or Conversion Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Rate Loan shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Rate Loan, such Borrowing shall be made as a Borrowing of Base Rate Loans unless withdrawn by the Borrower.
3.04    Increased Costs; Reserves on Eurodollar Rate Loans.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement reflected in the Eurodollar Rate); or

(ii)    impose on any Lender or the London interbank market any other condition affecting Eurodollar Rate Loans made by such Lender; and the result of any of the foregoing shall be to increase the cost in any material amount in excess of that incurred by similarly situated lenders to such Lender of making or maintaining any Eurodollar Rate Loan or to reduce the amount in any material respect of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 3.04 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) Business Days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04, or Section 3.02 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04, or Section 3.02 for any increased costs or reductions (or other compensation provided in such Sections) incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law or other applicable circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore and provided, further, that if the Change in Law or other applicable circumstance giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.
3.05    Compensation for Losses. The Borrower shall promptly reimburse any Lender for any loss, cost or expense incurred by it in the reemployment of funds resulting from:
(a)    any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan or the failure of the Lender to deliver any notice pursuant to Section 3.02, 3.03 or 3.04) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower.
Such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid, not prepaid or not borrowed at a rate of interest equal to the Eurodollar Rate for such Loan (but specifically excluding any Applicable Rate) for the period from the date of such payment or failure to borrow or failure to prepay to the last day (x) in the case of a payment or refinancing of a Eurodollar Rate Loan with Base Rate Loans other than on the last day of the Interest Period for such Loan or the failure to prepay a Eurodollar Rate Loan, of the then current Interest Period for such Loan or (y) in the case of such failure to borrow, of the Interest Period for such Eurodollar Rate Loan which would have commenced on the date of such failure to borrow, over (B) in the case of a Eurodollar Rate Loan, the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.05 and the manner in which such amount was determined shall be delivered to the Borrower (with a copy to the Administrative Agent). The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of Different Lending Office. If any Lender requests compensation under Section 3.04 or cannot make Loans under Section 3.02, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrower shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Closing Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.
3.07    Survival. Each Party’s obligations under this Article III shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and repayment, satisfaction or discharge of all other Obligations hereunder.
ARTICLE IV
CONDITIONS PRECEDENT TO LOANS
4.01    Conditions Precedent to Closing Date. This Agreement shall become effective as of the Business Day of and, subject to, the satisfaction, or waiver by the Required Lenders in accordance with this Agreement of the following conditions:
(a)    The Administrative Agent shall have received the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each, if applicable, properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of government officials, a recent date before the Closing Date):
(i)    executed counterparts of this Agreement (including the Exhibits and Schedules thereto) and each other Loan Document;
(ii)    a Note executed by the Borrower in favor of each Lender requesting a Note;
(iii)    such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
(iv)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed;
(v)    a certificate signed by a Responsible Officer of the Borrower on behalf of the Borrower certifying(A) that the conditions specified in Sections 4.02(f) and 4.02(g) have been satisfied and (B) that there has been no Material Adverse Effect since the Petition Date;
(vi)    a customary opinion of counsel to the Loan Parties.
(b)    The Chapter 11 Cases shall have been commenced in the Bankruptcy Court and all of the First and Second Day Orders and all related pleadings to be entered at the time of commencement of the Chapter 11 Cases or shortly thereafter shall be in form and substance consistent with the Budget in all material respects and otherwise reasonably satisfactory to the Required Lenders.
(c)    The Interim Bankruptcy Court Order shall have been entered by the Bankruptcy Court within five (5) days of the Petition Date and the Administrative Agent shall have received a true and complete copy of such order, and such order shall be in the form of

Exhibit H hereto, be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated absent prior written consent of the Administrative Agent and the Required Lenders.
(d)    All orders entered by the Bankruptcy Court pertaining to cash management (“Cash Management Orders”) and adequate protection (“Adequate Protection Orders”) and all other motions and documents filed or to be filed with, and submitted to, the Bankruptcy Court in connection therewith, shall be in form and substance reasonably satisfactory to the Required Lenders (and with respect to any provisions that affect the rights or duties of the Administrative Agent, the Administrative Agent) and include provisions reasonably satisfactory to the Administrative Agent with respect to (i) the super-priority, secured status (junior to the Liens and claims of any third-party debtor-in-possession financing creditor) of advances by the Loan Parties to or on behalf of their Debtor Affiliates (including through payment of professional fees and other administrative expenses of the Debtors) and of any overdue amounts owing by such Debtor Affiliates pursuant to the Specified Intercompany Agreements, and (ii) the advance to the Borrower as a super-priority administrative claim (junior to the claims of any third-party debtor-in-possession financing creditor), rather than distribution, of all amounts received by Geoffrey International, LLC or Geoffrey, LLC following the Petition Date and made available to the Borrower.
(e)    No trustee, examiner or receiver shall have been appointed or designated with respect to the Loan Parties’ business, properties or assets and no motion shall be pending seeking any such relief or seeking any other relief in the Bankruptcy Court to exercise control over any Collateral.
(f)    The Adequate Protection Orders shall have been entered by the Bankruptcy Court.
(g)    The Administrative Agent shall have received UCC, tax and judgment lien searches and other appropriate evidence, in form and substance reasonably satisfactory to the Administrative Agent.
(h)    The Administrative Agent, for its benefit and the benefit of each other Secured Party, shall have been granted a perfected lien on the Collateral by the Bankruptcy Court Orders on the terms and conditions set forth herein and in the other Loan Documents.
(i)    The Administrative Agent shall have received appropriate UCC-1 financing statements for filing under the UCC of each jurisdiction of organization of each Loan Party.
(j)    The ABL Facility Documentation shall be in form and substance reasonably satisfactory to the Required Lenders and the “Closing Date” thereunder shall have occurred substantially contemporaneously with the Closing Date hereunder.

(k)    The Administrative Agent shall have received (i) the Budget and (ii) a cash flow forecast for the 13-week period ending after the Closing Date dated as of a date not more than 3 Business Days prior to the Closing Date.
(l)    The Borrower shall have paid to the Administrative Agent and Lenders the fees and expenses then earned, due and payable under the Loan Documents (including, without limitation, the fees and expenses of Houlihan, BRG and Wachtell) subject to and in accordance with the Bankruptcy Court Orders.
(m)     The Administrative Agent shall have received executed counterparts of this Agreement and the other Loan Documents executed by each party hereto and thereto, each of which shall be in form and substance reasonably satisfactory to the Required Lenders.
4.02    Conditions of Loans. The obligation of each Lender to make Loans on each Credit Date (including the Closing Date) is subject to satisfaction (or waiver) of the following further conditions precedent:
(a)    With respect to any Loan that is made after the Closing Date, the Final Bankruptcy Court Order shall have been entered by the Bankruptcy Court, and (i) the Administrative Agent shall have received a true and complete copy of such order, (ii) such order shall be in form and substance satisfactory to the Required Lenders (and with respect to any provisions that affect the rights or duties of the Administrative Agent, the Administrative Agent) in their sole discretion and (iii) such order shall be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated absent the prior written consent of the Required Lenders (and with respect to amendments, modifications or supplements that affect the rights or duties of the Administrative Agent, the Administrative Agent).
(b)    The Borrower shall have delivered to the Administrative Agent a duly executed and completed Borrowing Notice not fewer than five (5) Business Days prior to the proposed date for the Loan (or, in the case of the Initial Loan, the Business Day thereof).
(c)    The Interim Bankruptcy Court Order or, in the case of any Loan other than the Initial Loan, the Final Bankruptcy Court Order, and the Adequate Protection Order, shall be in full force and effect and shall not (in whole or in part) have been enjoined temporarily, preliminarily or permanently, reversed, modified, amended, stayed, vacated, appealed or subject to a stay pending appeal or otherwise challenged or subject to any challenge.
(d)    The Loan Parties shall be in compliance in all material respects with the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be.
(e)    The Loan Parties shall be in compliance in all material respects with each Cash Management Order.
(f)    The representations and warranties of the Loan Parties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Credit Date as though made on such date; provided that to the extent that such representations and warranties specifically refer to an earlier date, then such representations and warranties shall be true and correct in all material respects as of such earlier date.

(g)    As of the applicable Credit Date, no Default or Event of Default exists or would result from the making of such Loan and the application of the proceeds thereof.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
In order to induce the Lenders to enter into this Agreement and to make the Loans to be made hereby, each Loan Party represents and warrants to each Lender on the date hereof and on each Credit Date that the following statements are true and correct:
5.01    Organization; Powers. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and, subject to the entry and the terms of the Bankruptcy Court Order and other orders of the Bankruptcy Court, as applicable, each Loan Party has all requisite power and authority to own its property and assets and to carry on its business as now conducted except, in each case, where the failure to do so, or so possess, individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect. Each Loan Party has all requisite organizational power and authority to execute and deliver and perform all its obligations under all Loan Documents to which such Loan Party is a party. Each Loan Party and each of its Subsidiaries is qualified to do business in, and is in good standing (where such concept exists) in, every jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.
5.02    Authorization; Enforceability. Subject to the entry and the terms of the Bankruptcy Court Order, the transactions contemplated hereby and by the other Loan Documents to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate, membership, partnership or other necessary action. This Agreement has been duly executed and delivered by each Loan Party that is a party hereto and, subject to the entry and the terms of the Bankruptcy Court Order, constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms.
5.03    Governmental Approvals. Other than the Bankruptcy Court Orders, the transactions to be entered into and contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as (i) have been obtained or made and are in full force and effect, or (ii) the failure of which to obtain would not reasonably be expected to result in a Material

Adverse Effect, and (b) will not violate any Applicable Law, except to the extent that such violation would not reasonably be expected to result in a Material Adverse Effect, or the Charter Documents of any Loan Party.
5.04    Financial Condition.
(a)    (i) The audited financial statements set forth in Holdings’ Form 10-K filed with the SEC on April 12, 2017 for the fiscal year ended January 28, 2017 (x) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (y) fairly present in all material respects the financial condition of Holdings and its consolidated Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and (y) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof.
(ii)    The unaudited financial statements disclosed to the initial Lenders prior to the Petition Date with respect to the Fiscal Quarter ended July 29, 2017 fairly present in all material respects the financial condition of Holdings and its consolidated Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein. Except as disclosed in such financial statements, the Loan Parties and their Subsidiaries do not have any Indebtedness for borrowed money outstanding on the date hereof.
(b)    Since the Petition Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
5.05    Properties. Each Loan Party has title to, or valid leasehold interests in, or rights to use all its real (immovable) and personal (movable) property material to its business, except for defects which would not reasonably be expected to have a Material Adverse Effect.
5.06    Litigation and Environmental Matters.
(a)    Except for the Chapter 11 Cases and as set forth on Schedule 5.06(a) or as disclosed in the financial statements described in Section 5.04(a)(i), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the actual knowledge of Responsible Officers of a Loan Party and its Subsidiaries, threatened in writing against any Loan Party or its Subsidiaries (other than claims (A) which are covered by insurance, (B) which are being defended by the relevant insurance company and (C) as to which no Loan Party has knowledge (though notice from such insurance company or otherwise) that the claim potentially exceeds the total amount of insurance coverage applicable to such claim) (i) as to which there is a reasonable possibility of an adverse determination which, if adversely determined, would reasonably be expected individually or in the aggregate to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents.

(b)    Except as set forth on Schedule 5.06(b), no Loan Party or its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, which, in each case, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
(c)    Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
5.07    Compliance with Laws and Agreements. Subject to the orders of the Bankruptcy Court, each Loan Party is in compliance with all Applicable Law in all material respects and each Loan Party and each Subsidiary of a Loan Party is in compliance with all Specified Indebtedness except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, each Loan Party and each Subsidiary has obtained all permits, licenses and other authorizations which are required with respect to the ownership and operations of its business except where the failure to obtain such permits, licenses or other authorizations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party and each Subsidiary is in material compliance with all terms and conditions of all such permits, licenses, orders and authorizations, except where the failure to comply with such terms or conditions, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.08    Investment and Holding Company Status. No Loan Party or any of its Subsidiaries is an “investment company” as defined in, and required to be registered as such under, the Investment Company Act of 1940.
5.09    Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings, for which such Loan Party and its Subsidiaries have set aside on its books adequate reserves, and as to which no Lien other than a Permitted Lien has arisen or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect or (c) Taxes the payment of which are stayed by the Chapter 11 Cases (or the related Canadian Case).
5.10    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan subject to ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans subject to ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in each case, to the extent that any resulting liabilities would reasonably be expect to result in a Material Adverse Effect.
5.11    Disclosure. None of the reports, financial statements, certificates or other information (other than any projections, pro formas, budgets and general market information) concerning the Loan Parties furnished by or on at the direction of any Loan Party to any Lender or Agent in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains, as of the date furnished, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in light of the circumstances under which such statements were made.
5.12    Subsidiaries.
(a)    Schedule 5.12 sets forth the name of, and the ownership interest of each Loan Party in, each Subsidiary as of the Closing Date; there are no other Equity Interests of any class outstanding as of the Closing Date. To the knowledge of the Responsible Officers of the Loan Parties, all such Equity Interests are validly issued, fully paid and, except as set forth on Schedule 5.12, non-assessable.
(b)    Except as set forth on Schedule 5.12, no Loan Party is party to any joint venture, general or limited partnership, or limited liability company agreements as of the Closing Date.
5.13    Insurance. Schedule 5.13 sets forth a description of all business interruption, general liability, directors’ and officers’ liability, comprehensive, and casualty insurance maintained by or on behalf of the Loan Parties as of the Closing Date. Each insurance policy listed on Schedule 5.13 is in full force and effect as of the Closing Date and all premiums in respect thereof that are due and payable as of the Closing Date have been paid.
5.14    Labor Matters. There are no strikes, lockouts or slowdowns against any Loan Party pending or, to the actual knowledge of any Responsible Officer of any Loan Party, threatened, except to the extent that strikes, lockouts or slowdowns would not reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters to the extent that any such violation could reasonably be expected to have a Material Adverse Effect. Except for Disclosed Matters and to the extent that such liability would not reasonably be expected to have a Material Adverse Effect, all payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.14, as of the Closing Date, no Loan Party nor any of its Subsidiaries is a party to or bound by any material collective bargaining agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement. There are no representation proceedings pending or, to the actual knowledge of any Responsible Officer of any Loan Party, threatened to be filed with the National Labor Relations Board or other applicable Governmental Authority, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition which would reasonably be expected to result in a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound to the extent that such would be reasonably expected to result in a Material Adverse Effect.
5.15    Federal Reserve Regulations.
(a)    No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
(b)    No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose in violation of Regulation U or X or (ii) for any purpose that entails a violation of the provisions of the Regulations of the Board, including Regulation U or Regulation X.
5.16    [Reserved].
5.17    Use of Proceeds. The proceeds of the Loans will be used in accordance in all material respects with the terms of the Budget (subject to the permitted variance) and in compliance with Section 7.10, including, without limitation: (i) to pay amounts due to Lenders and the Administrative Agent hereunder and professional fees and expenses (including legal, financial advisor, appraisal and valuation-related fees and expenses) incurred by Lenders and the Administrative Agent, including those incurred in connection with the preparation, negotiation, documentation and court approval of the transactions contemplated hereby, (ii) payments in respect of the Prepetition Term Obligations contemplated by the Adequate Protection Order; and (iii) to provide working capital, and for other general corporate purposes of the Loan Parties, and to pay administration costs of the Chapter 11 Cases and claims or amounts approved by the Bankruptcy Court.
5.18    Intellectual Property Matters. Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of each Loan Party, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor to the knowledge of each Loan Party does the use of such Intellectual Property by each Loan Party infringe the rights of any Person, except for such claims and infringements disclosed on Schedule 5.06(a) or that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The License Agreement, dated as of February 1, 2009, by and among Geoffrey, LLC, Toys “R” Us Handelsgesellchaft mbH, Toys “R” Us (Australia) Pty Ltd., Toys “R” Us SARL, Toys “R” Us GmbH, Toys “R” Us Portugal, Limitada, Toys “R” Us Iberia, SA, Toys “R” Us AG and Toys “R” Us Limited (the “Europe License”), as amended by the First Amendment thereto, dated as of December 21, 2012 (“First Amendment to Europe License”), is in full force and effect as of the Closing Date. Attached hereto as Schedule 5.18 is a true, complete and correct copy of the Europe License and the First Amendment to Europe License. There have been no amendments, supplements, waivers or other modifications of the Europe License other than the First Amendment to Europe License, and there are no understandings or agreements among the parties to the Europe License as amended by the First Amendment to the Europe License, on the one hand, and any of their Affiliates, on the other hand, concerning the subject matter thereof except as expressly set forth therein.
5.19    Security Documents.
(a)    Security Agreement. The provisions of the Interim Bankruptcy Court Order and Final Bankruptcy Court Order, as applicable, are effective (subject to their respective terms) to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid, enforceable and perfected security interest (subject, in the case of any Collateral, to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein (with such priority as provided for in the Bankruptcy Court Order). No filing or other action will be necessary to perfect the Liens on any Collateral under the Laws of the United States of America.
5.20    Budget. The Budget was prepared in good faith based on assumptions believed by the Loan Parties to be reasonable at the time made.
5.21    Anti-Terrorism Law.
(a)    No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation (other than an immaterial violation) of any applicable law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
(b)    No Loan Party and, to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:
(i)    a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(ii)    a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii)    a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(iv)    a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)    a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
(c)    No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnity obligations with respect to then unasserted claims), each Loan Party shall, and shall cause each of its Subsidiaries (other than the Excluded JVs, to the extent they are Subsidiaries) to:
6.01    Financial Statements and Other Information. Furnish to the Administrative Agent:
(a)    (i) Within one hundred twenty (120) days after the end of each Fiscal Year of the Borrower, the Consolidated balance sheet and related statements of operations, and Consolidated statements of cash flows as of the end of and for such year for the Borrower and its Subsidiaries, all audited and reported on by independent public accountants of recognized national standing to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP, together with separate financial statements for each business segment identified on, and as required by, Schedule 6.01(a) hereto and (ii) simultaneously with the delivery of the financial statements pursuant to clause (i) hereof, make publicly available (for so long as Holdings is subject to the reporting requirements under the Exchange Act) such financial statements (but, to the extent prohibited by the independent public accountants, excluding the audit report thereto; provided that if such audit report contains material non-public information, the Borrower shall use its commercially reasonable efforts to make such information publicly available simultaneously with the financial statements);
(b)    Within sixty (60) days after the end of each of the first three Fiscal Quarters of the Borrower, and simultaneously make publicly available (for so long as Holdings is subject to the reporting requirements under the Exchange Act), (x) the unaudited Consolidated balance sheet and related statements of operations for the Borrower and its Subsidiaries, as of the end of and for such Fiscal Quarter and (y) the unaudited Consolidated balance sheet and related statements of operations and Consolidated statements of cash flow for the Borrower and its Subsidiaries for the elapsed portion of the Fiscal Year, in each case, all certified by one of the

Borrower’s Responsible Officers as presenting in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes, together with separate financial statements for each business segment identified on, and as required by, Schedule 6.01(a) hereto;
(c)    Promptly after the same become publicly available, copies of (i) all material periodic and other reports, proxy statements and other materials filed by any Loan Party with the SEC or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be, and (ii) SEC Forms 10-K and 10-Q for Holdings (for so long as Holdings is subject to the reporting requirements under the Exchange Act); provided that no delivery shall be required hereunder with respect to each of the foregoing to the extent that such are publicly available via EDGAR or other publicly available reporting system;
(d)    Within two weeks after the financial statements of the Borrower are required to be delivered pursuant to Sections 6.01(a) and 6.01(b), the Borrower shall participate in a conference call to discuss results of operations of the Borrower and its Subsidiaries with the Lenders; provided that (i) the Borrower shall not be required to disclose any information that would be considered to be material non-public information (as determined by the Borrower in its reasonable discretion) and (ii) so long as Holdings is an SEC registrant, the participation by Holdings in quarterly conference calls to discuss results of Holdings’ domestic operations shall be deemed to satisfy the obligations of Borrower under this Section 6.01(d);
(e)    Promptly upon receipt thereof, copies of all material reports submitted to any Loan Party by independent certified public accountants in connection with each annual, interim or special audit of the books of the Loan Parties or any of their Subsidiaries made by such accountants, including any management letter commenting on the Loan Parties’ internal controls submitted by such accountants to management in connection with their annual audit (except such information that is subject an applicable confidentiality obligation, under contract or applicable law);
(f)    Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party as an Agent or any Lender may reasonably request including, without limitation, evidence of insurance renewals as required under Section 6.06 (except such information that is subject to attorney-client privilege or would result in a breach of a confidentiality obligation); provided that the Borrower shall not be required to disclose any information that (i) constitutes non-financial trade secrets, (ii) is prohibited by Law or any written confidentiality agreement not entered into in contemplation hereof or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product; and
(g)    within forty-five (45) days after the end of each fiscal month of the Borrower and its Subsidiaries, such reports as are prepared by the Loan Parties’ management for their own use, including the Consolidated balance sheet and related statements of operations and Consolidated statements of cash flows for the Borrower and its Subsidiaries, with respect to (A) the balance sheet and statement of operations, as of the end of and for such fiscal month and the elapsed portion of the fiscal year, and (B) the statements of cash flow, for the elapsed portion of the fiscal year, setting forth in each case, in comparative form the Consolidated figures for the previous fiscal year; and
(h)    On or before the fifth Business Day following the end of every fiscal month (for purposes hereof, each calendar week being deemed to end on Friday), a 13-Week Projection (together with a reconciliation of actual results to forecasted results for the immediately preceding month);
(i)    Beginning with the second full fiscal month after the Closing Date, on or before the fifth Business Day following the end of every fiscal month (for purposes hereof, each calendar week being deemed to end on Friday), a detailed calculation, in a form reasonably acceptable to the Administrative Agent, of the Cumulative Net Cash Flow Before DIP ABL Draw/Paydown for the applicable period beginning on the first day of the second preceding fiscal month and ending on the second preceding Test Date, with a certificate of a Financial Officer of the Lead Borrower certifying as to the compliance under Section 7.17 for such fiscal month.
(j)    promptly after the same are available and to the extent feasible not later than two (2) days prior to the filing thereof (other than in exigent circumstances in which case as soon as practicable), all pleadings, motions, applications and any other documents to be filed by or on behalf of the Loan Parties and any other written reports given to the US Trustee and to any official committee relating to the operations, business, assets, properties or financial condition of the Loan Parties; and
(k)    the financial statements and other information required by Section 4.1 of the Guarantee, dated as of October 24, 2014, among Wayne and Bank of America, N.A. (without giving effect to any subsequent amendment, supplement or other modification thereto), as and when required thereby.
The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” For the avoidance of doubt, the financial statements and other information delivered pursuant to Section 6.01(g) shall not be Public Side Information. The Loan Parties shall be under no obligation to make any document PUBLIC, other than the information contemplated by Sections 6.01(a) – (c). Upon request, the Borrower shall provide courtesy copies by email to the legal and financial advisors to the Administrative Agent (but not to any Lender) of any Borrower Materials made available on the Platform.
6.02    Notices of Material Events. Furnish to the Administrative Agent prompt written notice of the occurrence of any of the following after any Responsible Officer of the Borrower obtains knowledge thereof:
(a)    a Default or Event of Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (i) against any Loan Party or any Subsidiary of Holdings thereof that has a reasonable likelihood of adverse determination and, if so adversely determined, would reasonably be expected to result in a Material Adverse Effect (other than the Chapter 11 Cases) or (ii) with respect to any Loan Document, and in each case any material development with respect thereto;
(c)    an ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(d)    any development that results in a Material Adverse Effect;
(e)    any change in any Loan Party’s chief executive officer or chief financial officer;
(f)    entry into and any material amendments, restatements, supplements or other modifications to the ABL Loan Documents; and
(g)    the discharge by any Loan Party of its present independent accountants or any withdrawal or resignation by such independent accountants.
Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.
6.03    Existence; Conduct of Business. Do all things necessary to comply with its Charter Documents in all material respects, and to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, amalgamation, liquidation or dissolution or other transaction permitted under Article VII.

6.04    Payment of Obligations. Promptly pay, discharge or otherwise satisfy as the same shall become due and payable all of its financial obligations arising after the Petition Date, except where (i) the amount or validity is being contested in good faith, (ii) non-payment thereof is permitted under the Bankruptcy Code or order of the Bankruptcy Court, or (iii) failure to make such payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
6.05    Maintenance of Properties. Keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear, casualty loss and condemnation excepted), except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect and except for Store closings and Asset Sales permitted pursuant to Section 7.05.
6.06    Insurance.
(a)    (i) Maintain insurance with financially sound and reputable insurers (or, to the extent consistent with business practices in effect on the Closing Date, a program of self-insurance) on such of its property and in at least such amounts and against at least such risks as is consistent with business practices in effect on the Closing Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it; (ii) maintain such other insurance as may be required by law; and (iii) furnish to the Administrative Agent, promptly following written request, full information as to the insurance carried.
(b)    If any portion of any Real Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause each applicable Loan Party to (i) maintain or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) no later than 90 days (as such period may be extended in the reasonable discretion of the Administrative Agent) after the Closing Date (or the day such insurance is obtained, renewed or extended in the case of such insurance obtained, renewed or extended after the Closing Date), deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.
6.07    Books and Records; Inspection Rights; Accountants.
(a)    Keep proper books of record and account in accordance with GAAP and in which full, true and correct entries are made of all applicable dealings and transactions in relation to its business and activities and permit any representatives designated by an Agents, upon reasonable prior notice, to visit and inspect its properties, to discuss its affairs, finances and condition with its officers and independent accountants (so long as a representative of the Borrower is afforded an opportunity to be present) and to examine and make extracts from its books and records, all for such reasonable times and as often as reasonably requested; provided that the Borrower shall not be required to disclose any information that (i) constitutes non-financial trade secrets, (ii) is prohibited by Law or any written confidentiality agreement not entered into in contemplation hereof or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.
(b)    Shall at all times retain independent certified public accountants of national standing and shall instruct such accountants to cooperate with, and be available to, the Agents or their representatives to discuss the annual audited statements, the financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants for such audited Statements, as may be raised by the Agents; provided that a representative of the Borrower shall be given the opportunity to be present at all such discussions.
6.08    Compliance with Laws. Comply with (i) all Applicable Laws and the orders of any Governmental Authority, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or such compliance is stayed by the Chapter 11 Cases and (ii) the Bankruptcy Court Orders in all material respects.
6.09    Use of Proceeds. Shall use the proceeds of the Loans in accordance in all material respects with the terms of the Budget (subject to the permitted variance), including, without limitation: (i) to pay amounts due to Lenders and the Agents hereunder and professional fees and expenses (including legal, financial advisor, appraisal and valuation-related fees and expenses) incurred by Lenders and the Agents, including those incurred in connection with the preparation, negotiation, documentation and court approval of the transactions contemplated hereby, (ii) payments in respect of the Prepetition Term Obligations contemplated by the Adequate Protection Order, and (iii) to provide working capital, and for other general corporate purposes of the Loan Parties, and to pay administration costs of the Chapter 11 Cases and claims or amounts approved by the Bankruptcy Court.
6.10    Additional Collateral; Additional Guarantors: Additional Covenants.
(a)    Subject to the terms of the Intercreditor Agreement and this Section 6.10, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall reasonably deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on the Collateral subject to no Liens other than Permitted Liens and (ii) take all actions necessary to cause such Liens to be duly perfected to the extent required by such Security Documents in accordance with all applicable law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Subject to the terms of the Intercreditor Agreement, the Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Liens of the Security Documents on such after-acquired properties. Prior to the Discharge of ABL Obligations, (i) the requirements of this Section 6.10(a) to deliver any Collateral constituting ABL Priority Collateral to the Collateral Agent shall be deemed satisfied by the delivery of such Collateral to the ABL Collateral Agent as bailee for the Collateral Agent pursuant to the Intercreditor Agreement and (ii) solely in the case of any property that constitutes ABL Priority Collateral, the Borrower shall, and shall cause each domestic Subsidiary to, comply with the requirements of this Section 6.10(a) with respect to the Obligations hereunder only to the same extent that the Borrower and such Subsidiaries are required to comply with provisions analogous to this Section 6.10(a) with respect to the ABL Credit Agreement Obligations in the ABL Credit Agreement (which excludes, for the avoidance of doubt, the Canadian Pledge, the Geoffrey Collateral and all Real Property).
(b)    Subject to the terms of the Intercreditor Agreement, with respect to any Person that is or becomes a Subsidiary after the Closing Date, cause such Subsidiary (other than any Excluded Subsidiary or Foreign Subsidiary), within ten (10) Business Days after such Subsidiary is formed or acquired or becomes a Subsidiary, (i) to execute the joinder agreements to the Guarantee and the Security Agreement, substantially in the forms annexed thereto and (ii) to take all actions necessary in the reasonable opinion of the Administrative Agent or the Collateral Agent to cause the Liens created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.
6.11    Security Interests; Further Assurances. Subject to the terms of the Intercreditor Agreement, promptly, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which an Agent or the Required Lenders shall reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties (to the extent required by this Agreement). The Loan Parties also agree to provide each Agent, from time to time promptly following the reasonable request of such Agent, evidence reasonably satisfactory to each such Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents. Prior to the Discharge of ABL Obligations, (i) the requirements of this Section 6.11 to deliver any Collateral constituting ABL Priority Collateral to the Collateral Agent or to provide control agreements over pledged accounts (other than accounts of Wayne) shall be deemed satisfied by the delivery of such Collateral to the ABL Collateral Agent as bailee for the Collateral Agent pursuant to the Intercreditor Agreement or perfection by control by the ABL Collateral Agent over such account and (ii) solely in the case of any property that constitutes ABL Priority Collateral (which excludes, for the avoidance of doubt, the Canadian Pledge, the Geoffrey Collateral and all Real Property), the Borrower shall, and shall cause each domestic Subsidiary to, comply with the requirements of this Section 6.11 with respect to the Obligations hereunder only to the same extent that the Borrower and such Subsidiaries are required to comply with provisions analogous to this Section 6.11 with respect to the ABL Credit Agreement Obligations in the ABL Credit Agreement. With respect to any Real Property with a fair market value greater than $2.5 million constituting Collateral, notwithstanding that the Agents and/or the Lenders may already have a perfected Lien therein pursuant to the Bankruptcy Court Order, the Loan Parties also agree, upon the request of the Administrative Agent, to enter into and deliver and authorize the Administrative Agent to record Mortgages with respect to all such parcels of Real Property no later than 90 days after the Closing Date or, if later, 45 days following request therefor (in each case as such period may be extended in the reasonable discretion of the Administrative Agent). Within the timeframes set forth on Schedule 6.11, or by such later date as the Administrative Agent may agree, the Loan Parties shall cause the actions set forth on Schedule 6.11 to be taken.
6.12    Information Regarding Collateral.
(a)    Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office or principal place of business, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), unless all filings, publications and registrations have been made under the UCC or other Applicable Law that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest with the priority required by the Intercreditor Agreement (subject only to Permitted Liens having priority by operation of Applicable Law) in all the Collateral for its own benefit and the benefit of the Secured Parties. Each Loan Party agrees to promptly provide the Collateral Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence. Each Loan Party also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral in excess of $100,000 in value is located (including the establishment of any such new office or facility). Prior to the Discharge of ABL Obligations and solely in the case of any Collateral constituting ABL Priority Collateral (which excludes, for the avoidance of doubt, the Canadian Pledge, the Geoffrey Collateral and all Real Property), the Borrower shall, and shall cause each domestic Subsidiary to, comply with the requirements of this Section 6.12 with respect to the Obligations hereunder only to the same extent that the Borrower and such Subsidiaries are required to comply with provisions analogous to this Section 6.12 with respect to the ABL Credit Agreement Obligations in the ABL Credit Agreement.
(b)    Deliver to the Administrative Agent and the Collateral Agent, promptly following reasonable request, such information reasonably deemed by the Administrative Agent or the Collateral Agent necessary to obtain or maintain (to the extent provided in the applicable Security Document) a valid, perfected Lien on all Collateral acquired after the Closing Date to the extent required under the Security Documents.

6.13    Lender Calls. The Loan Parties and/or their advisors, as applicable (including appropriately senior members of management with respect to clause (c) below), shall host the following telephonic conference calls with the Administrative Agent, the Lenders, and their advisors:
(a)    Promptly following the delivery of each variance report pursuant to Section 6.01(h), a call to discuss the contents of such variance report;
(b)    a weekly call (at a time to be mutually agreed) with the Administrative Agent and its advisors (which may be joint with the agent and advisors under the ABL Credit Agreement) to discuss contemplated lease rejections and any related going out of business sales, which will include a discussion of the cost benefit analysis with respect to any contemplated lease rejection dates and the maximization of value of inventory and any other assets with respect to any stores contemplated to be closed; and
(c)    No less frequently than monthly, a call to discuss the Budget and Budget-related initiatives (including SG&A and Capital Expenditures).
6.14    Access to Information. Promptly deliver all information reasonably requested by the Administrative Agent (whether directly or through its advisors) in connection with the Restructuring; provided that, notwithstanding anything to the contrary in this Section 6.14, none of the Borrower or any of the Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (x) constitutes non-registered Intellectual Property or non-financial trade secrets, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law or any binding agreement or (z) is subject to attorney-client or similar privilege or constitutes attorney work product.
6.15    Maintenance of Ratings. Use commercially reasonable efforts to obtain within 60 days of the Petition Date and maintain (i) a public corporate family rating of the Borrower and a rating of the term loan credit facility provided hereunder, in each case from Moody’s, and (ii) a public corporate credit rating of the Borrower and a rating of the term loan credit facility provided hereunder, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Borrower of customary rating agency fees and cooperation with information and data requests by Moody’s and S&P in connection with their ratings process).
6.16    Revisions to Budget. Not later than January 31, 2018, the Loan Parties will propose revisions to the Budget (as so revised, the “Revised Budget”), which may include reductions (but not increases) to SG&A, capital expenditures and/or other cash outlays that, together with a revised projections of receipts in light of results since the Petition Date, reasonably calculated in good faith to achieve, over a reasonable timeframe, go-forward liquidity not less than that contemplated by the existing Budget. The Loan Parties and their professional advisors shall consult in good faith with designated representatives of the Lenders and the Lenders’ financial advisors in connection with preparation of the Revised Budget.

ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnity obligations with respect to unasserted claims), the Loan Parties shall not, nor shall any Loan Party permit any of its Subsidiaries (other than the Excluded JVs, to the extent they are Subsidiaries) to, directly or indirectly:
7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of their assets, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):
(a)    Liens imposed by law for Taxes that are not required to be paid pursuant to Section 6.04;
(b)    Statutory or common law Liens of landlords, sublandlords, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by Applicable Law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, (ii) (A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation or (iii) the existence of which would not reasonably be expected to result in a Material Adverse Effect;
(c)    Liens provided in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)    deposits to secure or relating to the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds (and Liens arising in accordance with Applicable Law in connection therewith), and other obligations of a like nature, in each case in the ordinary course of business;
(e)    Liens securing judgments that do not constitute an Event of Default under Section 8.01(e);
(f)    easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way, development, site plan or similar agreements and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects, or survey matters that are disclosed by current surveys, but that, in each case, do not interfere with the current use of the Property in any material respect;
(g)    (i) Liens existing on the Petition Date on any property or assets of a Loan Party or its Subsidiaries securing the Prepetition Term Obligations or set forth on Schedule 7.01(g); (ii) the Carve-Out; (iii) Liens pursuant to the Bankruptcy Court Orders, the CCAA DIP Orders or the Adequate Protection Orders; (iv) Liens on the Collateral ranking pari passu with the Liens securing the Obligations to secure Wayne Loans and/or TRU Canada Loans; and (v) Liens existing on the Petition Date or granted as adequate protection on the assets of Giraffe Junior Holdings, LLC and Propco II to secure the Indebtedness of such entities existing as of the Petition Date;

(h)    (i) Liens on fixed or capital assets acquired by any Loan Party or any Subsidiary to secure obligations permitted under Section 7.03(f) so long as (A) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety days after such acquisition or the completion of the construction or improvement thereof (other than refinancings thereof permitted hereunder), (B) the Indebtedness secured thereby does not exceed 100% of the cost of acquisition or improvement of such fixed or capital assets, (C) [Reserved], and (D) such Liens shall not extend to any other property or assets of the Loan Parties (other than (x) upon or in after-acquired property that is affixed or incorporated into the property covered by such Lien or any proceeds or products thereof or (y) assets subject to any cross-collateralization of obligations owed to the holder of such Lien with respect to any capitalized leases) and (ii) Liens incurred in connection with sale leaseback transactions of fixed or capital assets as long as such Liens shall not violate the terms of the Indentures and the proceeds are applied in accordance with Section 7.08;
(i)    (ii) Liens on Collateral having the priority set forth in the Intercreditor Agreement securing Indebtedness incurred pursuant to Section 7.03(b) and (e) and (ii) other obligations in accordance with the terms of the Intercreditor Agreement;
(j)    landlords’ and lessors’ Liens in respect of rent not in default for more than sixty days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;
(k)    Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;
(l)    [Reserved];
(m)    Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with any Investment permitted pursuant to Section 7.02(m);
(n)    Liens arising from precautionary UCC filings regarding “true” operating leases or the consignment of goods to a Loan Party or a Subsidiary thereof;
(o)    Liens in favor of customs and revenues authorities imposed by Applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than sixty (60) days, (ii) (A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iii) the existence of which would not reasonably be expected to result in a Material Adverse Effect;

(p)    Liens placed on any of the assets of a Foreign Subsidiary securing Indebtedness or other obligations not otherwise prohibited hereunder;
(q)    any interest or title of a licensor, sublicensor, lessor or sublessor under any license or operating or true lease agreement; provided that no such lease or sublease shall constitute a Capital Lease Obligation;
(r)    licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business which do not (i) interfere in any material respect with the business of Holdings, the Borrower and the Subsidiaries, taken as a whole or (ii) secure any debt for borrowed money;
(s)    the replacement, extension or renewal of any Permitted Lien; provided that such Lien shall at no time be extended to cover any assets or property other than such assets or property subject thereto on the Petition Date or the date such Lien was incurred (or upon or in after-acquired property that is affixed or incorporated into the property covered by such Lien or any proceeds or products thereof or assets subject to any cross-collateralization of obligations owed to the holder of such Lien with respect to any capitalized leases), as applicable;
(t)    Liens on insurance policies and the proceeds thereof incurred in the ordinary course of business in connection with the financing of insurance premiums; provided that such Liens shall be limited only to the insurance policies and proceeds of such insurance premiums;
(u)    [Reserved];
(v)    Liens arising by operation of law under Article 4 of the UCC (or, with respect to the assets of any Foreign Subsidiary of the Borrower organized under the Laws of Canada, any similar Laws in Canada) in connection with collection of items provided for therein;
(w)    Liens arising by operation of law under Article 2 of the UCC (or, with respect to the assets of any Foreign Subsidiary of the Borrower organized under the Laws of Canada, any similar Laws in Canada) in favor of a reclaiming seller of goods or buyer of goods;
(x)    Liens on deposit accounts or securities accounts in connection with overdraft protection and netting services in the ordinary course of business;
(y)    security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;
(z)    possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and Investments permitted pursuant to Section 7.02; provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(aa)    with respect to any Real Property located in Canada, any rights, reservations, limitations and conditions contained in the grant from the Crown or any Crown Patent;
(bb)    Liens relating to Indebtedness permitted by Section 7.03(r) that comply with the provisions of Section 7.03(r);
(cc)    Liens in favor of a financial institution encumbering deposits (including the right of setoff) held by such financial institution in the ordinary course of business in respect of Indebtedness permitted hereunder and which are within the general parameters customary in the banking industry;
(dd)    Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties (other than the Sponsors (other than Holdings and any of its Subsidiaries)) in the ordinary course of business; and
(ee)    Liens on assets not otherwise permitted by this Section 7.01; provided that the aggregate outstanding principal amount of the obligations secured by such Liens shall not exceed (as to all Loan Parties) $25.0 million at any one time;
(ff)    Liens created under the Loan Documents;
(gg)    [Reserved];
(hh)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any Subsidiary in the ordinary course of business permitted by this Agreement;
7.02    Investments. Make any Investments, except:
(a)    Investments held by any Loan Party or a Subsidiary thereof in the form of Cash Equivalents;
(b)    Investments (i) of any Loan Party in any Subsidiary Guarantor, (ii) of any Subsidiary Guarantor in the Borrower or any other Subsidiary Guarantor, (iii) of up to $10.0 million in one or more Non-Guarantor Subsidiaries (other than a Propco Subsidiary) by the Borrower and/or one or more Subsidiary Guarantors at any time outstanding, (iv) of a Non- Guarantor Subsidiary (other than a Propco Subsidiary) in another Non-Guarantor Subsidiary, (v) consisting of the Wayne Loans and/or the TRU Canada Loans and (vi) of any Non-Guarantor Subsidiary in any Loan Party; provided that in the case of Investments in the form of Indebtedness, all such Indebtedness shall be evidenced by promissory notes;
(c)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case, in the ordinary course of business;
(d)    Indebtedness permitted by Section 7.03(d);

(e)    Hedge Agreements permitted by Section 7.03(e);
(f)    non-cash consideration received in any asset sale permitted by Section 7.05;
(g)    transactions permitted by Section 7.04 and Investments constituting loans or advances by the Borrower to Holdings in lieu of dividends or other distributions otherwise permitted pursuant to Section 7.06;
(h)    [Reserved];
(i)    Investments existing or contemplated on the Petition Date and set forth on Schedule 7.02(i), and refinancings thereof on substantially the same terms;
(j)    loans or advances to employees for the purpose of travel, entertainment or relocation in the ordinary course of business; provided that all such loans or advances to employees shall not exceed $2.5 million in the aggregate at any time, and determined without regard to any write-downs or write-offs thereof;
(k)    capitalization or forgiveness of any Indebtedness owed to a Loan Party by another Loan Party, excepting by Wayne or any Subsidiary thereof of obligations of Borrower or any other Subsidiary of Borrower;
(l)    to the extent permitted by Applicable Law, notes from officers and employees of a Loan Party issued by such officers and employees in exchange for equity interests of Toys “R” Us Holdings, Inc. purchased by such officers or employees pursuant to a stock ownership of purchase plan or compensation plan;
(m)    other Investments in non-Affiliates of the Loan Parties, including Permitted Acquisitions but excluding other Acquisitions, an amount not to exceed $25.0 million, in the aggregate outstanding at any time, determined without regard to any write-downs or write-offs thereof;
(n)    [Reserved];
(o)    [Reserved];
(p)    Investments consisting of the posting of letters of credit, guarantees or cash collateral to secure obligations of TRU (Vermont), Inc. in respect of insurance policies issued in favor of Holdings and its domestic Subsidiaries, in each case relating to or for the benefit of the Borrower and its Subsidiaries in the ordinary course of business not to exceed $10.0 million at any time outstanding;

(q)    Investments (i) required to be made pursuant to the organizational documents of SALITRU Associates JV as in effect on the Petition Date, and (ii) other Investments in SALITRU Associates JV and SAJV Holdings, LLC in an aggregate amount not to exceed $10.0 million at any one time outstanding; and
(r)     Investments in the form of loans or advances by any Loan Party that is a Debtor in the Cases to Holdings in an amount necessary for Holdings to pay Permitted Holdings Expenses consistent with the Budget; provided that the claims in respect of such loans constitute allowed superpriority administrative expense claims against Holdings pursuant to Bankruptcy Code Sections 364(c)(1), 503 and 507 and are secured by Liens that are junior only to any third-party debtor-in-possession financing of Holdings.
An Investment shall be deemed to be outstanding to the extent not returned in the same form (or (i) in assets that may be used in those businesses in which the Loan Parties and their Subsidiaries are permitted to be engaged under Section 7.04(b) and have at least the same fair market value or (ii) in Marketable Securities with at least the same fair market value; provided that such Marketable Securities are otherwise permitted by this Section 7.02 or such Marketable Securities are liquidated within 45 days) as the original Investment to such Loan Party.
7.03    Indebtedness and Disqualified Capital Stock. Create, incur, assume or suffer to exist any Indebtedness or Disqualified Capital Stock, except:
(a)    Indebtedness created under (I) the Loan Documents; and (II) (y) Wayne Loans; and (z) TRU Canada Loans, in the case of this clause (z) in an aggregate principal amount at any time outstanding not to exceed $75,000,000; provided, in the case of clauses (y) and (z), if requested by the Agent, the lender thereunder shall enter into an intercreditor agreement in form and substance reasonably acceptable to the Agent providing for the pari-passu treatment of such Indebtedness and the Obligations and Agent’s exclusive control of remedies with respect to the Collateral pending payment in full of the Obligations.
(b)    Indebtedness under the ABL Credit Documents in an aggregate principal amount not to exceed $2,300,000,000; provided that, the aggregate principal amount of Indebtedness incurred under this clause (b) by the Canadian Borrower (as defined in the ABL Credit Agreement) or any borrower under the ABL Credit Agreement which is not organized under the laws of the United States, any state thereof or the District of Columbia, shall not exceed $300,000,000;
(c)    Indebtedness outstanding or contemplated on the Closing Date and listed on Schedule 7.03(c), including any modification, replacement, refinancing, refunding, renewal or extension thereof to the extent indicated on Schedule 7.03(c); provided that after giving effect thereto (i) the principal amount of such Indebtedness is not greater than the aggregate principal amount of Indebtedness being refinanced, plus (x) the amount of any interest, premiums or penalties required to be paid thereon and (y) fees and expenses associated therewith, (ii) if the final maturity date of such Indebtedness is prior to the Maturity Date, the result of such refinancing shall not be an earlier maturity date or decreased weighted average life (other than nominal amortization), and (iii) if the final maturity date of such Indebtedness is after the Maturity Date, the result of such extension shall not be a maturity date earlier than the Maturity Date;
(d)    guarantees by (i) any Loan Party of Indebtedness or obligations of the Loan Parties arising in the ordinary course of business of any other Loan Party and (ii) any Foreign Subsidiary (other than Toys “R” Us (Canada) Ltd. / Toys “R” Us (Canada) Ltee.) of Indebtedness of any other Foreign Subsidiary;
(e)    obligations (contingent or otherwise) of a Loan Party or any Subsidiary thereof existing or arising under any Hedge Agreement; provided that such obligations are (or were) entered into by such Person in the ordinary course of business (including on behalf of another Loan Party or Subsidiary of a Loan Party) and not for speculative purposes;
(f)    Indebtedness in respect of Capital Lease Obligations and purchase money obligations incurred after the Petition Date for fixed or capital assets in an aggregate amount outstanding at any time not to exceed $100.0 million, and within the limitations set forth in Section 7.01(h) (including any such Indebtedness or purchase money obligations assumed pursuant to Section 7.02(h)) and refinancings of any such Indebtedness; provided that after giving effect thereto the principal amount of such Indebtedness is not greater than the aggregate principal amount of Indebtedness being refinanced, plus (x) the amount of any interest, premiums or penalties required to be paid thereon, and (y) fees and expenses associated therewith; and provided, further, for purposes of calculating Cumulative Net Cash Flow Before DIP ABL Draw/Paydown, the entire aggregate amount of such Capitalized Lease Obligations or purchase money obligations shall be treated as disbursements made on the date such transaction is entered into (and any subsequent lease payments not in excess of such amount shall be excluded in calculating Cumulative Net Cash Flow Before DIP ABL Draw/Paydown).
(g)    Indebtedness permitted by Section 7.02(b);
(h)    Indebtedness relating to surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(i)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;
(j)    indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of a Loan Party or any of its Subsidiaries or Equity Interests of a Subsidiary thereof, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this subsection (j) shall at no time exceed the gross proceeds actually received by a Loan Party and its Subsidiaries in connection with such disposition;

(k)    [Reserved];
(l)    [Reserved];
(m)    [Reserved];
(n)    [Reserved];
(o)    without duplication, non-cash accruals of interest, accretion or amortization of original issue discount and/or pay-in-kind interest on Indebtedness otherwise permitted to be incurred under this Agreement;
(p)    [Reserved];
(q)    [Reserved];
(r)    Indebtedness relating to letters of credit obtained (i) in the ordinary course of business or (ii) in connection with the purchase of inventory from suppliers located outside the United States and Canada;
(s)    Indebtedness constituting Investments permitted under Section 7.02;
(t)    other Indebtedness in an aggregate principal amount not to exceed $25.0 million.
(u)    guarantee obligations incurred in the ordinary course of business (including in respect of construction or restoration activities) in respect of trade obligations of (or to) suppliers, customers, franchisees, lessors and licensees;
(v)    [Reserved];
(w)    advances made by non-Affiliate landlords to finance tenant improvements of Real Property in the ordinary course of business; and
(x)    Indebtedness incurred by the Borrower in an amount up to the amount of any cash equity contribution or investment of cash by Holdings to the Borrower.
7.04    Fundamental Changes.
(a)    Merge or amalgamate into or consolidate with any other Person, or permit any other Person to merge or amalgamate into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would arise therefrom, (i) any Subsidiary may liquidate, dissolve, consolidate, amalgamate or merge into a Loan Party in a transaction in which a Loan Party is the surviving Person, (ii) any Subsidiary that is not a Loan Party may liquidate, dissolve, consolidate, amalgamate or merge into any Subsidiary that is not a Loan Party, (iii) any Loan Party (other than the Borrower) may amalgamate or merge with or into any other Loan Party and (iv) transactions permitted by Sections 7.02 or 7.05 may be consummated in the form of a merger, amalgamation or consolidation.

(b)    Engage, to any material extent, in any business other than businesses of the type conducted by such Loan Party on the date of execution of this Agreement and businesses reasonably related thereto and those complementary or ancillary thereto.
7.05    Asset Sales. Make any Asset Sales, except:
(a)    sales of obsolete, damaged or worn out property or, in the judgment of a Loan Party, property no longer useful or necessary in its business or that of any Subsidiary, whether now owned or hereafter acquired, in each case in the ordinary course of business;
(b)    Liens permitted under Section 7.01 and transactions permitted by Sections 7.02, 7.04(a), 7.06 and 7.08;
(c)    licensed departments and leases, subleases, licenses and sublicenses of real or personal property, in each case in the ordinary course of business, excluding exclusive licenses of intellectual property;
(d)    sales of assets by a Loan Party or any of its Subsidiaries to (i) any of such Person’s Subsidiaries or (ii) another Loan Party or its Subsidiaries; provided that if the transferor in such a transaction is a Loan Party, then the transferee must be a Loan Party;
(e)    [Reserved];
(f)    sales or forgiveness of accounts in the ordinary course of business or in connection with the collection or compromise thereof;
(g)    leasing of Real Property that is no longer used in the business of the Loan Parties;
(h)    (I) Asset Sales (other than of Geoffrey Collateral) by a Loan Party and or any of its Subsidiaries not otherwise permitted under this Section 7.05 in an aggregate amount not to exceed $20,000,000 and/or (II) the sale of the Borrower’s corporate headquarters located in Wayne, New Jersey; provided that, with respect to any Asset Sale pursuant to this clause (h), (i) at the time of such Asset Sales, no Event of Default shall exist or would result from such Asset Sale, (ii) the consideration paid for such asset shall be paid to such Loan Party or such Subsidiary at least 75% in cash or Cash Equivalents, (iii) 100% of the Net Cash Proceeds from such Asset Sale are applied in accordance with Section 2.03, promptly following the receipt of such Net Cash Proceeds and (iv) any such sales shall be for fair market value (as determined in good faith by the Borrower).
(i)    any disposition of Real Property to a Governmental Authority as a result of a condemnation of such Real Property;
(j)    dispositions described on Schedule 7.05;

(k)    issuances of equity by Foreign Subsidiaries to qualifying directors of such Foreign Subsidiaries;
(l)    the sales of Real Property, inventory, fixtures and related assets in connection with up to 22.5% of the Borrower’s operating Stores as of the Closing Date which are closed or to be closed (including through “going out of business” sales) by the Borrower after the Petition Date; provided that (i) all such sales (A) of inventory are made in accordance with customary liquidation agreements with professional liquidators, and (B) of other assets, are made on arm’s-length terms, and (ii) the Net Proceeds thereof are applied in accordance with Section 2.03(b);
(m)    [Reserved];
(n)    exchanges or swaps of equipment owned or leased by any Loan Party or a Subsidiary for other equipment; provided that (i) such exchange or swap shall be made for substantially equivalent fair value, (ii) the equipment so exchanged or swapped must be replaced with equipment reasonably concurrently with such exchange or swap and (iii) all Net Cash Proceeds, if any, received in connection with any such exchange or swap shall be applied to the Obligations pursuant to Section 2.03(b) hereof;
(o)    swaps or exchanges of Real Property, Stores or Store leases owned by any Loan Party or a Subsidiary for other Real Property, Stores or Store leases; provided that (i) such swap or exchange shall be made for substantially equivalent fair value, (ii) the Real Property, Store or Store lease swapped or exchanged shall be replaced with Real Property, Stores or Store leases reasonably concurrently with such swap or exchange, (iii) if the swap or exchange is in respect of Real Property, the replacement property must be Real Property and such Real Property shall become Term Priority Collateral, and (iv) all Net Cash Proceeds, if any, received in connection with any such exchange or swap shall be applied to the Obligations pursuant to Section 2.03(b) hereof; and
(p)    sales of Real Property, Stores or Store leases by any Loan Party or a Subsidiary thereof for fair market value, all or a portion of the net proceeds of which are to be used in connection with a relocation of such Real Property, Stores or Store leases to an identified site that is under contract. All Net Cash Proceeds, if any, received in connection with any such relocation in excess of the portion applied in connection with such relocation shall be applied to the Obligations pursuant to Section 2.03(b) hereof.
Notwithstanding anything contained herein to the contrary, (I) the application of net proceeds of any sale of assets constituting a sale leaseback transaction (other than with respect to Real Property) shall be applied in accordance with Section 7.08 and (II) no Equity Interests of any Guarantor shall be sold or otherwise disposed of without the prior written consent of the Required Lenders.
7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:
(a)    (i) each Subsidiary of a Loan Party may make Restricted Payments to its direct equity holders and (ii) any Non-Guarantor Subsidiary may make Restricted Payments to another Non-Guarantor Subsidiary;
(b)    the Loan Parties and each Subsidiary thereof may declare and make dividend payments or other distributions payable solely in the stock or other Equity Interests of such Person;

(c)    to the extent actually used by Holdings to pay such expenses, the Loan Parties and their Subsidiaries may make Restricted Payments to or on behalf of Holdings in an amount necessary to pay Permitted Holdings Expenses that are allocable and chargeable to the Loan Parties in accordance with Holdings’ ordinary course practice;
(d)    Permitted Tax Distributions to Holdings, so long as Holdings uses such distributions to pay its taxes;
(e)    [Reserved];
(f)    other transactions constituting Restricted Payments and expressly permitted by Section 7.02(p), (q), (r), or Section 7.07(l); and
(g)    Restricted Payments described on Schedule 7.05;
7.07    Transactions with Affiliates. Sell, lease or otherwise transfer or license any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or provide any service to, or enter into any contract, agreement or understanding, or otherwise engage in any other transactions with, any of its Affiliates, except that the following shall be permitted:
(a)    transactions between or among the Loan Parties and their Subsidiaries not prohibited hereunder; provided, that any such transaction involving one or more Loan Parties, on the one hand, and one or more Non-Loan Parties, on the other hand, shall be on terms and conditions, taken as a whole, not less favorable to each such Loan Party than could be obtained on an arm’s-length basis from unrelated third parties in the good faith judgment of the Borrower, or in the ordinary course of business of such Loan Party.
(b)    [Reserved];
(c)    [Reserved];
(d)    other transactions specifically permitted under Sections 7.02(p) or (q);
(e)    payment of reasonable compensation to directors, officers and employees for services actually rendered to any such Loan Party or any of its Subsidiaries and indemnification arrangements;
(f)    stock option and compensation plans of the Loan Parties and their Subsidiaries;
(g)    employment contracts with officers and management of the Loan Parties and their Subsidiaries;

(h)    advances and loans to officers and employees of the Loan Parties and their Subsidiaries to the extent specifically permitted by Section 7.02(j);
(i)    transactions contemplated by and permitted pursuant to Sections 7.02(l);
(j)    transactions set forth on Schedule 7.07 hereto and any amendments and replacements thereto on arm’s-length terms and on five (5) Business Days’ notice to the Administrative Agent;
(k)    payment of reasonable director’s fees, expenses and indemnities;
(l)    payment and performance under the Specified Intercompany Agreements, in each case, as in effect on the Petition Date or as may be amended, supplemented, modified or waived (i) with the approval of the Bankruptcy Court after a hearing on notice to the Administrative Agent and the Lenders or (ii) in a manner that is not adverse in any material respect (taken as a whole) to the interests of the Lenders in their capacities as such; and
(m)    other transactions on arm’s-length-terms, subject to five (5) Business Days’ written notice to the Administrative Agent and, in the case of any transaction involving consideration in excess of $5 million, subject to prior approval of either the Required Lenders or the Bankruptcy Court.
7.08    Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Loan Party of property that has been or is to be sold by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party; provided that nothing in this Section 7.08 shall prohibit the SALITRU Transaction.
7.09    Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of a Loan Party to:
(a)    make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, any Loan Party,
(b)    make loans or advances to, or other Investments in, any Loan Party or
(c)    transfer any of its assets to any Loan Party except for such encumbrances or restrictions existing under or by reason of:
(i)    any restrictions existing under the Loan Documents, the ABL Credit Documents or Indebtedness permitted by Sections 7.03(a), (e) (solely with respect to the party and its subsidiaries to such Hedge Agreement), (f), (h) (solely with respect to the party and its subsidiaries to such Indebtedness), (q) and (s);
(ii)    any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Closing Date or other applicable order of the Bankruptcy Court or the CCAA or contained in any amendment thereto, to the extent enforceable in the Chapter 11 Cases or related cases in foreign jurisdictions, including without limitation, the Taj Bankruptcy Court Orders and the ABL Bankruptcy Court Orders;
(iii)    any encumbrance or restriction with respect to a Loan Party or any of its Subsidiaries pursuant to an agreement relating to any Indebtedness incurred by such Subsidiary prior to the date on which such Subsidiary was acquired by a Loan Party or its Subsidiary and outstanding on such date, which encumbrance or restriction is not applicable to such Loan Party or its Subsidiaries, or the properties or assets of such Loan Party or a Subsidiary thereof, other than the Subsidiary, or the property or assets of the Subsidiary, so acquired, or any Subsidiary thereof or the property or assets of any such Subsidiary;
(iv)    any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness incurred pursuant to an agreement referred to in subsection (i), (ii) or (iii) of this Section or this subsection (iv) or contained in any amendment to an agreement referred to in subsection (i), (ii) or (iii) of this Section or this subsection (iv); provided that the encumbrances and restrictions contained in any such refinancing agreement or amendment are not materially less favorable taken as a whole, as determined by the Loan Party in good faith, to the Lenders than the encumbrances and restrictions contained in such predecessor agreement;
(v)    any encumbrance or restriction (A) that restricts the subletting, assignment, subleasing, sublicensing or transfer of any property or asset or right and is contained in any lease, license or other contract entered into in the ordinary course of business or (B) contained in security agreements securing Indebtedness of a Loan Party or a Subsidiary of a Loan Party to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;
(vi)    any restrictions (related to the assets being sold) imposed pursuant to an agreement that has been entered into in connection with the disposition of the Equity Interests or assets of a Loan Party or a Subsidiary thereof;
(vii)    any encumbrances or restrictions applicable solely to a Foreign Subsidiary and contained in any credit facility extended to any Foreign Subsidiary; provided that such encumbrances and restrictions do not extend to any Subsidiary that is not a Foreign Subsidiary;
(viii)    restrictions on transfers of assets pursuant to a Lien permitted by Section 7.01;
(ix)    any encumbrance or restriction arising under or in connection with any agreement or instrument governing Equity Interests of any Person other than a wholly owned Subsidiary of a Loan Party that is acquired after the Closing Date; and
(x)    restrictions which the Borrower has reasonably determined in good faith will not materially impair the Borrower’s ability to make payments under this Agreement when due.
7.10    Use of Proceeds. The proceeds of the Loans shall be applied in accordance in all material respects with the Budget (subject to permitted variances). No part of the proceeds of the Loans will be used, whether directly or indirectly:

(a)    in any manner that causes such Loan or the application of such proceeds to violate the Regulations of the Board, including Regulation T, Regulation U and Regulation X, or any other regulation thereof, or to violate the Securities Exchange Act;
(b)    for any purpose that is prohibited under the Bankruptcy Code or the Bankruptcy Court Order;
(c)    to pay interest, principal or other amounts in respect of Indebtedness or other pre-Petition Date or post-Petition Date obligations of any kind or nature, or make any other payment or transfer to or for the benefit of Holdings and its Subsidiaries (other than the Loan Parties and their respective Subsidiaries, other than Giraffe Junior Holdings, LLC and its Subsidiaries) (the “Non-Delaware Silo Entities”) except (i) payments by the Borrower of professional fees and other direct expenses of administration of the Chapter 11 Cases that are allocable to the Non-Delaware Silo Entities and (ii) payments permitted by Section 7.06(f)); provided such payments are, pursuant to the Adequate Protection Order, reimbursable by the applicable Non-Delaware Silo Entities within 30 days and the claims in respect thereof are granted super-priority administrative claim status with respect to any Non-Delaware Silo Entity that is a Debtor, subject only to claims in respect of any new money debtor-in-possession financing provided by non-Affiliates of Holdings; provided further that this clause (c) shall not limit the amount of professional fees payable by the Loan Parties;
(d)    subject to the Bankruptcy Court Order, to investigate, commence, prosecute or finance any action, proceeding or objection with respect to or related to the claims, Liens or security interest of the Administrative Agent, the Lenders, the Prepetition Term Agent or the Prepetition Term Lenders or their respective rights and remedies under this Agreement, the other Loan Documents, the Bankruptcy Court Orders or the Prepetition Term Loan Documents, as the case may be, including to commence or prosecute or join in any action against any or all of the Administrative Agent, the Lenders the Prepetition Term Agent or the Prepetition Term Lenders seeking (x) to avoid, subordinate or recharacterize the Obligations or the Prepetition Term Obligations or any of the Liens securing the Obligations or the Prepetition Term Obligations, (y) any monetary, injunctive or other affirmative relief against any or all of the Administrative Agent, the Lenders, the Prepetition Term Agent or the Prepetition Term Lenders or the Liens and collateral under the Prepetition Term Loan Documents, or (z) to prevent or restrict the exercise by any or all of the Administrative Agent, the Lenders, the Prepetition Term Agent or the Prepetition Term Lenders of any of their respective rights or remedies under the Loan Documents or the Prepetition Term Loan Documents; or
(e)    subject to the Bankruptcy Court Order, to finance any adversary action, suit, arbitration, proceeding, application, motion, contested matter or other litigation of any type materially adverse to the interests of any or all of the Administrative Agent, the Lenders, the Prepetition Term Agent or the Prepetition Term Lenders or their respective rights and remedies under the Loan Documents, the Interim Bankruptcy Court Order, the Final Bankruptcy Court Order or the Prepetition Term Loan Documents.

Nothing herein shall in any way prejudice or prevent the Administrative Agent or the Lenders from objecting, for any reason, to any requests, motions, or applications made in the Bankruptcy Court, including any application of final allowances of compensation for services rendered or reimbursement of expenses incurred under Sections 105(a), 330 or 331 of the Bankruptcy Code, by any party in interest (and each such order shall preserve the Administrative Agent’s and the Lenders’ right to review and object to any such requests, motions or applications).
7.11    Modifications of Charter Documents and Other Documents, Etc.
(a)    amend, modify or waive any of its rights under its Charter Documents in any manner material and adverse to the Lenders;
(b)    amend, supplement, waive any provision of or otherwise modify the terms of any Specified Intercompany Agreement, except: (i) with the approval of the Bankruptcy Court after a hearing on notice to the Administrative Agent and the Lenders, (ii) in a manner that is not adverse in any material respect (with any material reduction in receipts to the Loan Parties being deemed material and adverse) to the interests of the Lenders in their capacities as such or (iii) with the Required Lenders’ consent;
(c)    fail to enforce any of the rights of the Loan Parties under the Specified Intercompany Agreements upon breach thereof by any other party thereto, other than with respect to (i) defaults that are not material to the interests of the Lenders (it being agreed that monetary defaults aggregating in excess of $3,500,000 are material to the interests of the Lenders) or (ii) monetary defaults in respect of amounts not greater than $3,500,000 in aggregate for all such monetary defaults at any such time, provided that if the defaulting party is a Debtor, the liability for any overdue amount constitutes a secured, super-priority administrative claim against such Debtor, subject only to any third-party debtor-in-possession financing and any Lien or claim to which such third-party financing is subject;
(d)    (i) fail to use commercially reasonably efforts to cause Toys “R” Us Property Company I, LLC and Wayne Real Estate Holding Company, LLC to distribute to Wayne the maximum amount of cash permissible consistent with applicable law, fiduciary duties and contractual obligations binding on such entities, or fail to cause Wayne to maintain (from and after the date that is 30 days after the Closing Date) all cash and cash equivalents held by it in one or more segregated accounts solely in the name of Wayne, (ii) permit Wayne to make any distribution to or Investment in Holdings or any Subsidiary of Holdings other than Loan Parties and Subsidiaries of Wayne, or (iii) permit Wayne to enter into any contract or other obligation out of the ordinary course of its business without the consent of the Required Lenders, other than on notice and a hearing before the Bankruptcy Court.
7.12    Fiscal Year. Make any change in its Fiscal Year.
7.13    Chapter 11 Modifications. Without the consent of the Required Lenders:
(a)    Make or permit to be made any change, amendment or modification, to the Bankruptcy Court Orders ; and
(b)    Incur, create, assume or suffer to exist or permit any claim or Lien against any Loan Party ranking pari passu with or senior to the claims and Liens of the Administrative

Agent and the other Secured Parties hereunder, except for the Wayne Loans and the TRU Canada Loans (and the Liens securing them), the Carve Out, Adequate Protection Orders, CCAA Orders and claims and Liens in respect of the ABL Facility Indebtedness .
7.14    Anti-Terrorism Law; Anti-Money Laundering.
(a)    Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 5.20, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 7.14).
(b)    Knowingly cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any applicable law.
7.15    Embargoed Person. Knowingly cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or applicable law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable law, or the Loans made by the Lenders would be in violation of applicable law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable law or the Loans are in violation of applicable law.
7.16    No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party or any Subsidiary thereof to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues constituting or required to constitute Collateral under the Loan Documents, whether now owned or hereafter acquired, or which requires the grant of any security in such property or revenues for an obligation if security is granted for another obligation, except the following: (1) this Agreement, the other Loan Documents, the ABL Credit Agreement Documents, agreements and arrangements permitted under Section 7.09 and the documents governing any Indebtedness incurred pursuant to Sections 7.03(a)(c), (d)(ii), (f) (prohibiting further Liens on the properties financed thereby) and (h); (2) covenants in documents creating Liens permitted by Section 7.01(h) prohibiting further Liens on the properties encumbered thereby; (3) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.05 pending the consummation of such sale, (c) restricts sublicensing, the granting of a Lien or subletting or assignment of any contract, license or lease of a Loan Party or a Subsidiary thereof, exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of a Loan Party, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of a Loan Party or (e) is imposed by any amendments, modifications, supplements, waivers, extensions or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in subsection (3); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing (as determined in good faith by the Borrowers); and (4) restrictions which the Borrower has reasonably determined in good faith will not materially impair the Borrower’s ability to make payments under this Agreement when due.
7.17    Maximum Cumulative Net Cash Flow Before DIP ABL Draw/Paydown.
The Borrower shall not permit the Cumulative Net Cash Flow Before DIP ABL Draw/Paydown as of any Test Date to exceed (x) beginning on the first Test Date until the Test Day for September fiscal month 2018, $150,000,000 and (y) thereafter, $200,000,000.

7.18    Minimum Liquidity.
Beginning on October 28, 2017, the Loan Parties (excluding Wayne) shall not allow Liquidity to be less than $175,000,000 on any Test Date.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an “Event of Default”:
(a)    Non-Payment. Any Loan Party fails to pay when and as required to be paid herein, any amount of principal or interest on any Loan, or any fee due or any other amount payable hereunder or under any other Loan Document and, other than with respect to principal amounts, such nonpayment continues for three (3) Business Days; or
(b)    Other Defaults. Any Loan Party (i) fails to perform or observe any other covenant or agreement (not specified in subsection (a) above or (c) below) contained in any Loan Document on its part to be performed or observed or (ii) fails to perform or observe any term of any Bankruptcy Court Order or Adequate Protection Order in a manner that is materially disadvantageous to the Lenders, and in each such case where such failure is capable of cure (other than in respect of a breach under Section 6.02(a) or Article VII) such failure continues for fifteen (15) days after the earlier of notice given by the Administrative Agent to the Borrower and knowledge of the Borrower (or five (5) days with respect to reports or other information pursuant to Section 6.01(h) and (i) and Section 6.16, required to be delivered to the Administrative Agent or any Lender on a particular deadline); or
(c)    Cross-Default/Acceleration. Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment or otherwise, and giving effect to any applicable grace period) in respect of any Specified Indebtedness (other than Indebtedness hereunder or under the Guarantee), (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating to such Indebtedness, the effect of which default or other event is to cause, or (other than with respect to Taj DIP Debt) to permit the lenders or holders thereof (or a trustee or agent on behalf of such lenders or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its stated maturity; provided that this paragraph (c) shall not apply to (A) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement or the agreement governing such Indebtedness) or (B) Indebtedness which is convertible into Equity Interest and converts to Equity Interests in accordance with its terms or (C) any breach or default that (x) is remedied by the Loan Party or the applicable Subsidiary or (y) waived (including in the form of amendment) by the requisite holders of the applicable Indebtedness, in either case, prior to the acceleration of all the Loans pursuant to this Section 8.01; or
(d)    [Reserved]; or
(e)    Judgments. One or more final post-petition judgments for the payment of money in an aggregate amount in excess of $25.0 million in excess of insurance coverage or indemnities from indemnitors reasonably satisfactory shall be rendered against any Loan Party or any Subsidiary or any combination of Loan Parties and/or Subsidiaries and the same shall remain undischarged for a period of forty-five (45)) days during which execution shall not be effectively stayed, satisfied or bonded or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Loan Party or Subsidiary to enforce any such judgment; or
(f)    ERISA. An ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect and the same shall remain undischarged for a period of thirty (30) consecutive days during which period any action shall not be legally taken to attach or levy upon any material assets of any Loan Party to enforce any such liability; or
(g)    Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnity obligations with respect to unasserted claims), ceases to be in full force and effect; or any Loan Party contests in any manner in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document except by reason of payment in full of all Obligations (other than contingent indemnity obligations with respect to unasserted claims), or purports to revoke, terminate or rescind any provision of any Loan Document except pursuant to the express terms thereof; or
(h)    Representations and Warranties. Any representation or warranty made by any Loan Party (or any of its Responsible Officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(i)    Collateral. The Interim Bankruptcy Court Order and the Final Bankruptcy Court Order, as applicable, together with the Loan Documents shall cease to create a valid and perfected Lien, with the priority required by this Agreement (other than in accordance with their terms or as a result of the action or inaction of any Agent or Lender), subject to Permitted Liens, on a material portion of the Collateral purported to be covered thereby; or
(j)    Change of Control. There occurs any Change of Control ; or
(k)    Entry of Order. The Final Bankruptcy Court Order shall not have occurred within 45 after the Petition Date; or
(l)    Conversion to Chapter 7. An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court converting such Chapter 11 Case to a Chapter 7 case; or
(m)    Alternate Financing. Except in respect of the ABL Credit Agreement, any Loan Party shall file a motion in the Chapter 11 Cases without the express written consent of Required Lenders, to obtain additional financing from a party other than Lenders under Section 364(d) of the Bankruptcy Code or to use cash collateral of a Lender under Section 363(c) of the Bankruptcy Code that does not either have the prior written consent of the Agent or provide for the payment of the Obligations in full and in cash upon the incurrence of such additional financing; or
(n)    Prepetition Claims. Any Loan Party shall file a motion seeking, or the Bankruptcy Court shall enter, an order (i) approving payment of any prepetition claim other than (x) as provided for in the First and Second Day Orders or, subject to the consent of the Administrative Agent to the extent not presented to them prior to the date hereof, “second day” orders, (y) contemplated by the Budget, or (z) otherwise consented to by the Administrative Agent in writing, (ii) granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to any holder of any security interest to permit foreclosure on any assets having a book value in excess of $10.0 million in the aggregate, or (iii) except as provided in the Bankruptcy Court Orders, , approving any settlement or other stipulation not approved by the Required Lenders with any pre-Petition secured creditor of any Loan Party providing for payments as adequate protection or otherwise to such secured creditor; or
(o)    Appointment of Trustee or Examiner. An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court appointing (i) a trustee under Section 1104, or (ii) an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code; or
(p)    Dismissal of Chapter 11. An order shall be entered by the Bankruptcy Court dismissing any of the Chapter 11 Cases which does not contain a provision for termination of the total Commitment, and payment in full of all Obligations (other than contingent Obligations not due and owing) of the Loan Parties hereunder and under the other Loan Documents upon entry thereof; or
(q)    Order With Respect to Chapter 11 Cases. An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court without the express prior written consent of the Required Lenders (and with respect to any provisions that affect the rights or duties of the Administrative Agent, the Administrative Agent), (i) to revoke, reverse, stay, modify, supplement or amend any of the Bankruptcy Court Orders or the Adequate Protection Order in a manner adverse to the Lenders or (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to the Loan Parties equal or superior to the priority of the Cases shall be entered by the Bankruptcy Court without the express prior written consent of the Administrative Agent and the Required Lenders in respect of the Obligations (other than the Carve Out, the Wayne Loans, the TRU Canada Loans or the ABL Obligations); or
(r)    Application for Order By Third Party. An application for any of the orders described in clause (q) above shall be made by a Person other than the Loan Parties and such application is not contested by the Loan Parties in good faith or the relief requested is not withdrawn, dismissed or denied within 45 days after filing or any Person obtains a final order under § 506(c) of the Bankruptcy Code against the Administrative Agent; or
(s)    Right to File Chapter 11 Plan. The entry of an order by the Bankruptcy Court terminating or modifying the exclusive right of any Loan Party to file a Chapter 11 plan pursuant to Section 1121 of the Bankruptcy Code, without the prior written consent of the Required Lenders; or
(t)    Liens. (i) Any Loan Party shall attempt to invalidate, reduce or otherwise impair the Liens or security interests of the Administrative Agent and/or the other Secured Parties, claims or rights against such Person or to subject any Collateral to assessment pursuant to Section 506(c) of the Bankruptcy Code, (ii) the Lien or security interest created by Collateral Documents or the Bankruptcy Court Orders with respect to the Collateral shall, for any reason (other than as a result of the action or inaction of the Administrative Agent), cease to be valid or (iii) any action is commenced by the Loan Parties which contests the validity, perfection or enforceability of any of the Liens and security interests of the Administrative Agent and/or the other Secured Parties created by any of the Bankruptcy Court Order, this Agreement, or any Collateral Document; or
(u)    Invalidation of Claims. Any Loan Party shall seek to, or shall support (in any such case by way of any motion or other pleading filed with the Bankruptcy Court or any other writing to another party-in-interest executed by or on behalf of such Loan Party) any other Person’s motion to, disallow in whole or in part the Lenders’ claim in respect of the Obligations or contest any material provision of any Loan Document or any material provision of any Loan Document shall cease to be effective (other than in accordance with its terms or as a result of the action or inaction of the Administrative Agent);
(v)    Liquidation. (i) The suspension of the operation of all or substantially all of the business of the Loan Parties in the ordinary course for 20 consecutive Business Days, or (ii) the permanent closing of more than 22.5% of the Loan Parties Stores (net of new Store openings) in operation as of the Closing Date without the written consent of the Required Lenders; or
(w)    IP Licenses. Holdings or any of its Subsidiaries shall move to assume any license of Intellectual Property to which Borrower or any of its Subsidiaries is a party prior to the 21st day following the Petition Date, unless the Required Lenders have provided their prior written consent to such motion.

8.02    Remedies upon Event of Default. Subject to the terms of the Bankruptcy Court Order, the Intercreditor Agreement and the next succeeding paragraph, if any Event of Default occurs and is continuing, the Administrative Agent shall, at the direction of the Required Lenders, take any or all of the following actions:
(i)    declare (A) the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, and (B) the Commitments to be immediately terminated, and (C) the application of the Carve-Out has occurred through the delivery of a Carve-Out Trigger Notice (as defined in the Bankruptcy Court Orders) to the Borrower; and
(ii)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents
Upon the Maturity Date and following the giving of five (5) Business Days’ notice to the Debtors and other applicable parties (“Remedies Notice Period”), subject in all respects to the Intercreditor Agreement, the Administrative Agent shall have relief from the automatic stay in the Cases and may setoff against deposits and financial assets of the Loan Parties (other than customary excluded accounts), foreclose on all or any portion of the Term Loan Priority Collateral located in the United States or otherwise exercise remedies against the Term Loan Priority Collateral located in the United States permitted by applicable non-bankruptcy law. During the Remedies Notice Period, the Loan Parties and any statutory committee shall be entitled to an emergency hearing before the Bankruptcy Court. Unless the Bankruptcy Court orders otherwise during the Remedies Notice Period, the automatic stay, as to the Lenders and the Administrative Agent, shall be automatically terminated at the end of such notice period and without further notice or order. The occurrence and continuance of an Event of Default or acceleration shall trigger the prepayment premium under Section 2.03(a).
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02, or after the commencement of any Liquidation, subject to the terms of the Intercreditor Agreements and Bankruptcy Court Order, any amounts received on account of the Obligations shall be applied by the Administrative Agent:
(a)    First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agents and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent in their capacities as such;
(b)    Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the amounts described in this subsection payable to them;

(c)    Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this subsection (c) payable to them;
(d)    Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders;
(e)    Fifth, to payment of any other Obligations then outstanding ratably among the Secured Parties; and
(f)    Last, the balance, if any, after all of the Obligations then due and owing have been paid in full in cash, to the Borrower or as otherwise required by Law.
Each Loan Party acknowledges the relative rights, priorities and agreements of the Secured Parties and the secured parties under the ABL Credit Agreement set forth in the Intercreditor Agreement and the Bankruptcy Court Order.

ARTICLE IX
AGENTS
9.01    Appointment and Authority. Each of the Lenders hereby irrevocably appoints NexBank SSB to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.
9.02    Rights as a Lender. Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not one of the Agents and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Persons serving as the Administrative Agent hereunder in its individual capacity. Such Persons and their Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Loan Parties or any Subsidiary thereof or other Affiliate thereof as if each such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03    Action by Agent. In performing its functions and duties under this Agreement, (a) each Agent shall act solely as an agent for the Lenders and, as applicable, the other Secured Parties, and (b) no Agent assumes any (and shall not be deemed to have assumed any) relationship of agency or trust with or for the Borrower or any of the Subsidiaries of Holdings. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care and in good faith.
9.04    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) except to the extent of any liability imposed by law by reason of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender. An Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term as used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.
9.05    Reliance by the Administrative Agent.
(a)    Each Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents an Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the requesting Agent shall be absolutely entitled as between itself and the Lenders to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Lender for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of an Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of the Required Lenders (or such other applicable portion of the Lenders), an Agent shall have no obligation to any Lender to take any action if it believes, in good faith, that such action would violate Applicable Law or exposes an Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 10.4(c).
(b)    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.06    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative

Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities of the Administrative Agent.
9.07    Resignation of the Agent. Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, which appointment shall be subject to approval (not to be unreasonably withheld) by the Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment and shall have been approved by the Borrower (where such approval is required) within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent (which shall also be a Lender) meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance and approval (if applicable) of a successor’s appointment as Agent hereunder, and upon the execution and filing or recording of such financing statements or amendments thereto, and such other instruments or notices, as may be necessary, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.07). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9.07 and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
9.08    Non-Reliance on the Agents and Other Lenders. Each Lender expressly acknowledges that none of the Agents nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent to any Lender. Each Lender further represents and warrants to the Agents that it has had the opportunity to review each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender represents to the Agents that, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, no Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Each Lender represents to the Agents that (i) it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial or investment institution which makes or acquires commercial loans in the ordinary course of its business and that it is participating hereunder as a Lender for such commercial purposes and (ii) it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender acknowledges and agrees to comply with the provisions of Section 10.04(c) applicable to the Lenders hereunder. Each party to this Agreement acknowledges and agrees that the Agents may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Agents of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of the Borrowers and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.
9.09    No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as the Administrative Agent, Collateral Agent or a Lender hereunder, as applicable, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents.
9.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise.
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.09 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee,

liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.03(g), 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
9.11    Collateral and Guarantee Matters.
(a)    Each Lender authorizes and directs the Administrative Agent and the Collateral Agent to enter into (x) the Security Documents for the benefit of the Lenders and the other Secured Parties and (y) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Security Documents in accordance with the terms hereof or such Security Document. Each Lender hereby agrees, except as otherwise set forth herein, that any action taken by the Administrative Agent, the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement or the Security Documents and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent and the Collateral Agent are hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected security interests in and liens upon the Collateral granted pursuant to the Security Documents. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by the Collateral Agent, it being understood and agreed that such rights and remedies may be exercised only by the Collateral Agent (acting at the direction of the Administrative Agent or the Required Lenders).
(b)    The Lenders irrevocably authorize the Administrative Agent and the Collateral Agent, at its option and in its discretion,
(i)    to release any Lien on any property granted to or held by an Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnity obligations with respect to unasserted claims), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) in accordance with the requirements of the Intercreditor Agreements, (iv) to the extent constituting Excluded Collateral (as defined in the Security Agreement) or (v) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(ii)    to subordinate any Lien on any property granted to or held by an Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(h);
(iii)    to release any Guarantor from its obligations under the Guarantee if such Person ceases to be a Subsidiary of a Loan Party as a result of a transaction permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any other Indebtedness of the Borrower or any other Loan Party unless and until such Guarantor is (or is being simultaneously) released from its guarantee with respect to such other Indebtedness; and
(iv)    subject to the other provisions of this Article IX, to take such actions, including making filings and entering into agreements and any amendments or supplements to any Security Document or the Intercreditor Agreement, as may be necessary or desirable to reflect the intent of this Agreement and the refinancing of any Indebtedness permitted hereunder; provided that upon request by the Administrative Agent or any Loan Party at any time, the Lenders will confirm in writing the Administrative Agent’s authority to enter into such agreements, amendments or supplements.
(c)    No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by Holdings or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this Section 9.11 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as Lender (if any) and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.
(d)    The Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the Collateral as such Agents may from time to time agree.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 9.11.
9.12    Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective, or for any other reason), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by Borrower pursuant to Sections 3.01 and 3.04 and without limiting any obligation of Borrower to do so pursuant to such Sections) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise (including any and all related losses, claims, liabilities, penalties, and interest), together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement
.
ARTICLE X
MISCELLANEOUS
10.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:
(a)    extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase or extension in the Commitment of any Lender);
(b)    (A) change the scheduled Maturity Date, (B) postpone the scheduled date for payment of any interest or fees payable hereunder, (C) change the amount of, waive or excuse any payment of principal, interest or premium (other than waiver of default interest or any mandatory payments) or (D) postpone the scheduled date of expiration of any Commitment, in any case, without the written consent of each Lender directly and adversely affected thereby (but not Required Lenders);
(c)    reduce the principal of, or the rate of interest (other than waiver of default interest) specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document (other than waiver of mandatory prepayments), change the form or currency of payment or increase the maximum duration of Interest Periods, without the written consent of each Lender directly and adversely affected thereby;

(d)    change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(e)    change any provision of this Section 10.01 or reduce the percentage set forth in (i) the definition of “Required Lenders,” or (ii) any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;
(f)    other than releases of Collateral in accordance with Section 10.11, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; and
(g)    except for releases of a Guarantor in accordance with Section 9.11 hereof, provided herein or in any other Loan Document, release any Subsidiary that is a Guarantor from the Guarantee without the written consent of each Lender;
provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by any Agent in addition to the Lenders required above, affect the rights or duties of such Agent under this Agreement or any other Loan Document; and (ii) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each directly and adversely affected Lender that by its terms affects any Defaulting Lender disproportionately adversely than other affected Lenders shall require the consent of such Defaulting Lender.
If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by this Section 10.01, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right to replace all non-consenting Lenders required to obtain such consent with one or more Eligible Assignees in accordance with Section 10.13, so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination. Notwithstanding the foregoing, each non-consenting Lender to such amendment removed pursuant to this paragraph shall be paid a prepayment fee equal to 1.00% of the principal amount of any portion of such Loans assigned.
Notwithstanding anything to the contrary, without the consent of any other Person, the applicable Loan Party or Parties and the Administrative Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.
Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order to correct or cure (i) ambiguities, errors, omissions, defects, (ii) to effect administrative changes of a technical or immaterial nature, (iii) incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document or (iii) extend deadlines in its discretion, in each case and the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof. Guarantees, collateral documents, security documents, intercreditor agreements, and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent or Collateral Agent, as applicable, and may be amended, modified, terminated or waived, and consent to any departure therefrom may be given, without the consent of any Lender if such amendment, modification, waiver or consent is given in order to (x) comply with local law or advice of counsel or (y) cause such guarantee, collateral document, security document or related document to be consistent with or to give effect to or to carry out the purpose of this Agreement and the other Loan Documents.
10.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower, the Administrative Agent, the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing subsection (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party or any Lender for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Loan Party, any Lender for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. The Borrower and each Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative

Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing or Conversion Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, liabilities, reasonable costs, and actual out-of-pocket expenses resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent of gross negligence, bad faith or willful misconduct. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies. No failure by any Lender or the Agents to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall, from time to time, pay (i) all reasonable and documented out-of-pocket expenses incurred by the Lenders, the Agents and their respective Affiliates (in the case of counsel and advisors, limited to the reasonable and documented fees, charges and disbursements of (a) in the case of the Agents, Cole Schotz P.C. in its capacity as U.S. counsel and one Canadian counsel (if necessary), and (b) in the case of the Lenders, Wachtell in its capacity as U.S. counsel for certain of the Lenders and one counsel on each of Virginia and Canada for such Lenders and (c) Houlihan as financial advisor) in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not such amendments, modifications or waivers shall be consummated) and otherwise in connection with the Chapter 11 Cases and the Restructuring, (ii) all reasonable and documented out-of-pocket expenses incurred by the Agents and Lenders (including the reasonable out-of-pocket fees, charges and disbursements of financial, legal and other advisors to the Agents and Lenders) in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04.
(b)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Agent and each Lender (solely in their capacity as such pursuant to this Agreement and not in their capacity as Prepetition Term Agent or Prepetition Term Lender) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actual out-of-pocket losses, claims, damages, liabilities and related expenses (in the case of counsel and advisors limited to the reasonable and documented fees, charges and disbursements of (i) one primary U.S. counsel for the Administrative Agent and one Canadian counsel, (ii) Wachtell, in its capacity as U.S. counsel for certain of the Lenders and one counsel in each of Virginia and Canada for such Lenders and (iii) Houlihan Lokey and BRG as financial advisors, incurred, suffered, sustained or required to be paid by, or asserted against, any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Material on or from any property currently or formerly owned or operated by any Loan Party or any Subsidiary, or any Environmental Liability related in any way to any Loan Party or any Subsidiary, (iv) the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including the Security Agreement, (v) any documentary taxes, assessments or similar charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any other Loan Document, (vi) otherwise related to the Chapter 11 Cases and the Restructuring, and (vii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction or another independent tribunal having jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of any Agent or such Indemnitee or any Affiliate of such Indemnitee (or any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates), (x) are related to disputes among Indemnitees or (y) are determined by a court of competent jurisdiction or another independent tribunal having jurisdiction to have resulted from a breach by such Indemnitee of its obligations to a Loan Party. In connection with any indemnified claim hereunder, the Indemnitee shall be entitled to select its own counsel if a potential or actual conflict exists and the Loan Parties shall promptly pay the reasonable fees and expenses of such counsel to the extent required hereunder.
(c)    Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by them to each Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-

agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the applicable unreimbursed expense of indemnity payment is sought after the date upon which the loans have been paid in full, ratably in accordance with each such Lender’s Pro Rata Share immediately prior to such date) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d). All amounts due under this Section 10.04(c) shall be payable not later than ten Business Days after demand therefor. This Section 10.04(c) shall survive the payment of the Loans and all other amounts payable hereunder.
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the parties hereto shall not assert, and each such party hereby waives, any claim against any other party hereto or Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby and thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof except, in the case of a Loan Party, to the extent otherwise required to be indemnified by a Loan Party pursuant to Section 10.04(b). No party hereto or person referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents; provided that such waiver shall not, as to any Indemnitee, be effective to the extent that such damages (w) are determined by a court of competent jurisdiction or another independent tribunal having jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Person or any Affiliate of such Person (or any officer, director, employee, advisor or agent of such Person or any such Person’s Affiliates) or are determined by a court of competent jurisdiction or another independent tribunal having jurisdiction to have resulted from a breach by such Person of its obligations to another party hereto.
(e)    Payments. After the Closing Date, all amounts due under this Section 10.04 shall be payable not later than fifteen Business Days after receipt of an invoice therefor setting forth such expenses in reasonable detail; provided that in the event the Borrower has a bona fide dispute with any such expenses, payment of such disputed amounts shall not be required until the earlier of the date such dispute is resolved to the reasonable satisfaction of the Borrower or thirty (30) days after receipt of any such invoice (and any such disputed amount which is so paid shall be subject to a reservation of the Borrower’s rights with respect thereto).
(f)    Survival. The agreements in Sections 10.04(b), (c) and (d) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside and is required to be repaid to a trustee or receiver in connection with any proceeding under any Debtor Relief Law then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to each Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under subsection (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and the Lenders (and any such attempted assignment of transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06(a) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may, with the consent of the Administrative Agent not to be unreasonably withheld and except in the case of any assignment to a Lender, an Affiliate of a Lender or an Approved Fund, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:
(i)    each assignment (except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment or the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment, is delivered to the Administrative Agent or, if “trade date” is specified in the Assignment and Assumption, as of the trade date) shall not be less than $1.0 million with respect to Commitments and Loans unless the Administrative Agent and the Borrower otherwise consents (such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
(iii)    the parties of each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;
(iv)    no such assignment shall be made to any Defaulting Lender or any of its Subsidiaries or any Disqualified Lender; and
(v)    in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance by the Administrative Agent and obtaining of required consents and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver the applicable Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be null and void.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Loan Parties, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is a Disqualified Lender or an Affiliated Lender.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or any other Person, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it), subject to the following:
(i)    such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;
(ii)    such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;
(iii)    the Loan Parties, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;
(iv)    any agreement or instrument pursuant to which a Lender sells a participation in the Commitments and the Loans shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 10.01(b), (c), (f) or (g) that affects such Participant;
(v)    subject to clause (vii) of this Section 10.06(d), the Loan Parties agree that each Participant shall be entitled to the benefits of Section 3.01 and Section 3.04 (subject to the requirements and limitations of those Sections, including

Section 3.01(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b);
(vi)    to the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender so long as such Participant agrees to be subject to Section 2.11 as though it were a Lender;
(vii)    each Lender, acting for this purpose as a non-fiduciary agent of the Loan Parties, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register (each a “Participation Register”) meeting the requirements of 26 CFR § 5f.l03-l(c) for the recordation of the names and addresses of its Participants and their rights with respect to principal amounts and related interest amounts and other Obligations from time to time. The entries in each Participation Register shall be conclusive (absent manifest error) and such Lender shall treat each Person whose name is recorded in a Participation Register as a Participant for all purposes of this Agreement (including, for the avoidance of doubt, for purposes of entitlement to benefits under Sections 3.01, 10.07 and 10.08) notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Participation Register shall be available for inspection by the Borrower and the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice; and
(viii)    a Participant shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender as collateral security for such obligations or securities, or to any trustee for, or any other representative of, such holders; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)    Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.10(b)(i). Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01 and 3.04 (subject to the requirements and the limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b), but an SPC shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to such grant, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each Lender party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and with the payment of a processing fee of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis in accordance with Section 10.07 any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.
10.07    Treatment of Certain Information; Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or any subpoena or similar legal process (the Agents and/or the Lenders agreeing to furnish the Borrower with notice of such process and an opportunity to contest such disclosure as long as furnishing such notice and opportunity would not result in the Agents’ and/or the Lenders’ violation of Applicable Law), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and any actual or prospective counterparty or advisors to any swap or derivative transactions relating to the Loan Parties and the Obligations so long as such Person or any of their Affiliates does not compete in the retail toy and/or infant products industry, (g) with the prior consent of the Loan Parties or (h) to the extent such Information (I) becomes publicly available other than as a result of a breach of this Section, or to the knowledge of such Agent or Lender, the breach of any other Person’s obligation to keep the information confidential or (II) becomes available any Agent or Lender on a nonconfidential basis from a source other than the Loan Parties.
For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents, including conference calls or meetings with the Borrower to review its earnings and other information, may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Agent, Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law but subject to the terms of the Bankruptcy Court Order, the Intercreditor Agreement and the Carve-Out, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding Designated Accounts (as defined in the ABL Credit Agreement), payroll, trust, escrow, gift card and tax withholding accounts) at any time held and other obligations (in whatever currency) at any time owing by such Agent, Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such

Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have but subject to the terms of the Bankruptcy Court Order, the Intercreditor Agreement and the Carve-Out. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. No Agent or Lender will or will permit its Participant to exercise its rights under this Section 10.08 without the consent of the Agents or the Required Lenders. In no event shall the provisions of this paragraph be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or, any payment obtained by a Lender or consideration for the assignment of sale of a participation in any of its Loans to any assignee or participant other than the Borrower or any of its Affiliates thereof (as to which the provisions of this paragraph shall apply).
10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agents and each Lender, regardless of any investigation made by the Agents or any Lender or on their behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default at the time of any borrowing of Loans, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnity obligations with respect to unasserted claims) hereunder shall remain unpaid or unsatisfied.
10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited.
10.13    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or as provided in Section 10.01, then the Borrower may, at its sole expense and effort, (i) terminate the commitment of such Lender and repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date or (ii) upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that:
(a)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of and premium (if any) on its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(d)    such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
10.14    Governing Law, Jurisdiction; Etc.
(a)    GOVERNING LAW. EXCEPT TO THE EXTENT SUPERSEDED BY THE BANKRUPTCY CODE, THIS AGREEMENT AND ALL ACTIONS ARISING UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    JURISDICTION; PROCESS. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE BANKRUPTCY COURT, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE BANKRUPTCY COURT. EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF THE BANKRUPTCY COURT AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AGENT AT ITS ADDRESS FOR NOTICES AS SET FORTH HEREIN. THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN SUCH COURT AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND EXCEPT AS OTHERWISE PROVIDED HEREIN AND AS REQUIRED BY LAW WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16    USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Patriot Act.
10.17    Intercreditor Agreements. Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Collateral Agent pursuant to the Security Documents and the exercise of any right or remedy by the Collateral Agent thereunder are subject to the provisions of the Intercreditor Agreement and the Bankruptcy Order. In the event of any conflict between the terms of the Security Documents and the Intercreditor Agreement, the terms of the Intercreditor Agreement shall govern and control.
10.18    [Reserved].
10.19    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document ), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the other Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.20    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Borrowing or Conversion Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
ARTICLE XI
SECURITY AND PRIORITY
11.01    Collateral; Grant of Lien and Security Interest.
(a)    Pursuant to, and otherwise subject to the terms of, the Bankruptcy Court Order and in accordance with the terms thereof and subject to the Carve-Out, as security for the full and timely payment and performance of all of the Obligations, the Loan Parties hereby, pledge and grant to the Secured Parties, a security interest in and, subject to the Intercreditor Agreement, a Lien on all of the Collateral.
(b)    Notwithstanding anything herein to the contrary all proceeds received by the Administrative Agent and the Lenders from the Collateral shall be subject to the Carve Out.
11.02    Priority and Liens Applicable to Loan Parties.

(a)    Upon entry of the Interim Bankruptcy Court Order or Final Bankruptcy Court Order, as applicable, and subject to the terms thereof and the Carve Out:
(i)    pursuant to Bankruptcy Code Sections 364(c)(1), 503 and 507, all of the Obligations, the ABL Credit Agreement Obligations and the obligations owed to the other DIP Secured Parties (as defined in the Interim Bankruptcy Court Order) shall constitute allowed superpriority administrative expense claims (“DIP Superpriority Claims”), which DIP Superpriority Claims in respect of the Obligations and the ABL Credit Agreement Obligations and the other obligations owed to the other DIP Secured Parties shall rank pari passu with each other and superior to all other claims (other than the Carve Out);
(ii)     pursuant to Bankruptcy Code Section 364(c)(2) with respect to all “DIP Collateral” (as defined in the Bankruptcy Court Order) that was not otherwise subject to valid, perfected, enforceable and unavoidable liens on the Petition Date subject to the Carve Out: (a) a Lien on and security interest in all such Collateral that is “Prepetition ABL/FILO Priority Collateral” under the Intercreditor Agreement junior only to the Lien securing the ABL Credit Agreement Obligations, the Prepetition ABL/FILO Adequate Protection Liens, the Contingent ABL/FILO Liens and the Carve Out; and (b) a first priority Lien on and security interest in all other such Collateral (pari passu with the Wayne Lien and the Canadian Intercompany Lien).
(iii)    pursuant to Bankruptcy Code Section 364(c)(2), a Lien on and security interest in the proceeds of Avoidance Actions; provided that such Lien shall be junior in priority and subordinate to the Liens only in respect of ABL Credit Agreement Obligations and the Carve Out and pari passu with the Wayne Lien and the Canadian Intercompany Lien;
(iv)    pursuant to Bankruptcy Code Section 364(c)(3), a Lien on and security interest in all ABL Priority Collateral of the Loan Parties (now or hereafter acquired and all proceeds thereof); provided that such Lien on the ABL Priority Collateral shall be junior in priority and subordinate to the Liens in respect of ABL Credit Agreement Obligations and the Carve Out and pari passu with the Wayne Lien and the Canadian Intercompany Liens and senior in priority to the Liens in respect of the Prepetition Obligations under the Prepetition Term Loan Documents; and
(v)    pursuant to Bankruptcy Code Section 364(d), a first priority priming Lien on and security interest in (the “Priming Liens”) all assets of the Loan Parties encumbered by a first priority lien under the Prepetition Term Loan Documents not otherwise described in clauses (i) through (v) above (now or hereafter acquired and all proceeds thereof) that were subject to a Lien as of the Petition Date; provided that such Priming Liens shall be senior in priority to the Liens in respect of the Prepetition Term Loan Obligations under the Prepetition Term Loan Documents and the Liens in respect of ABL Credit Agreement and pari passu in priority with the Wayne Lien and the Canadian Intercompany Lien.

(b)    The Priming Liens shall prime all of the Liens securing the Prepetition Term Loan with respect to the Loan Documents, but the Liens so created as described in clauses (a)(iv), and (a)(v) above shall be subject valid, perfected, enforceable and unavoidable Liens existing as of the Petition Date.
(c)    The Liens to be granted by the Bankruptcy Court on the Collateral shall cover all such property of the Loan Parties (now or hereafter acquired and all proceeds thereof), including property or assets that do not secure the Prepetition Indebtedness except as expressly excluded under the Security Agreement.
(d)    All of the Liens described herein with respect to the Collateral shall be effective and perfected as of the Interim Bankruptcy Court Order Entry Date and without the necessity of the execution or filing of mortgages, security agreements, pledge agreements, financing statements or other notices or agreements, the taking of possession or control or any other action.
(e)    Notwithstanding anything herein or in any Loan Document to the contrary, (1) no DIP Superpriority Claims shall be valid or asserted against Toys “R” Us (Canada) Ltd./Toys “R” Us (Canada) Ltee or any other CFC or CFC Holdco (other than TRU of Puerto Rico, Inc.); (2) none of the assets of Toys “R” Us (Canada) Ltd./Toys “R” Us (Canada) Ltee or of any other CFC or CFC Holdco (other than TRU of Puerto Rico, Inc.) shall be subject to any of the liens described in this Section 11.02; and (3) no more than 65 percent of the voting Equity Interests of any CFC (including Toys “R” Us (Canada) Ltd./Toys “R” Us (Canada) Ltee but excluding TRU of Puerto Rico, Inc.) or CFC Holdco shall be subject to any of the liens described in this Section 11.02), provided, that if any voting stock of any such CFC or CFC Holdco is pledged with respect to the Prepetition Term Loan Documents, such stock shall constitute the stock that is part of the Collateral unless the parties otherwise reasonably agree.
(f)    Notwithstanding the equal ranking and priority of Liens securing the Obligations, the Wayne Loans and the TRU Canada Loans, the Collateral Agent shall have sole and exclusive control over the enforcement of such Liens and the exercise of any remedies in respect thereof for so long as any Obligations remain outstanding.
(g)    All capitalized terms used in this Section 11.02 not otherwise defined herein shall have the meanings set forth in the Bankruptcy Court Order.
11.03    Grants, Rights and Remedies. The Liens and security interests and the administrative priority and Lien priority specified above hereof may be independently granted by the Loan Documents and by other Loan Documents hereafter entered into. This Agreement, the Bankruptcy Court Order and such other Loan Documents supplement each other, and the grants, priorities, rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder are cumulative; provided that to the extent of conflict the Bankruptcy Court Order controls.
11.04    Survival. The Liens, Lien priority, administrative priorities and other rights and remedies granted to the Administrative Agent and the Lenders pursuant to this Agreement, the Bankruptcy Court Orders and the other Loan Documents (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of Indebtedness by the Borrower (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Chapter 11 Cases, or by any other act or omission whatsoever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:
(a)    except with respect to the Carve-Out, no costs or expenses of administration which have been or may be incurred in the Chapter 11 Cases or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on parity with any claim of the Administrative Agent and the Lenders against the Borrower in respect of any Obligation; and
(b)    the Liens in favor of the Administrative Agent and the Lenders shall constitute valid and perfected Liens and security interests, and shall be prior to all other Liens and security interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever (subject to Permitted Liens and any action required under foreign law with respect of Collateral solely to the extent that such foreign law is applicable).
11.05    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TOYS “R” US-DELAWARE, INC., as Borrower
By: /s/ Michael J. Short
Name: Michael J. Short
Title: Executive Vice President - Chief Financial Officer

GIRAFFE HOLDINGS, LLC
By: /s/ Michael J. Short
Name: Michael J. Short
Title: Executive Vice President - Chief Financial Officer

TOYS ACQUISITION, LLC
By: /s/ Michael J. Short
Name: Michael J. Short
Title: Executive Vice President - Chief Financial Officer

GEOFFREY HOLDINGS, LLC
By: /s/ Michael J. Short
Name: Michael J. Short
Title: Executive Vice President - Chief Financial Officer

TRU OF PUERTO RICO, INC.
By: /s/ Michael J. Short
Name: Michael J. Short
Title: Executive Vice President - Chief Financial Officer

TRU-SVC, INC.
By: /s/ Michael J. Short
Name: Michael J. Short
Title: President

GEOFFRY, LLC
By: Geoffrey LLC
Its: Managing Member

GEOFFREY INTERNATIONAL, LLC
By: Geoffrey LLC
Its: Managing Member

By: /s/ Michael J. Short
Name: Michael J. Short
Title: President

WAYNE REAL ESTATE PARENT COMPANY, LLC
By: /s/ Michael J. Short
Name: Michael J. Short
Title: Executive Vice President - Chief Financial Officer

NEXBANK SSB,
as Administrative Agent and Collateral Agent
By: /s/ Bill Mansfield
Name: Bill Mansfield
Title: Senior Vice President

KAISER FOUNDATION HOSPITALS,
as a lender
By: Angelo Gordon & Co., L.P., as Investment Manager
By: /s/ D. Forest Wolfe
Name: D. Forest Wolfe
Title: Authorized Signatory

SILVER OAK CAPITAL, L.L.C., as a lender
By: /s/ Kirk Wickman
Name: Kirk Wickwam
Title: Authorized Signatory
AG CENTRE STREET PARTNERSHIP, L.P., as a lender
By: Angelo Gordon & Co., L.P., as
Investment Manager
By: /s/ Kirk Wickman
Name: Kirk Wickwam
Title: Chief Operating Officer
AG SUPER FUND INTERNATIONAL PARNTERS, L.P., as a lender
By: Angelo Gordon & Co., L.P., as
Investment Manager
By: /s/ Kirk Wickman
Name: Kirk Wickwam
Title: Chief Operating Officer

EQ ADVISORS TRUST - AXA/MUTUAL LARGE CAP EQUITY MANAGED VOLATILITY PORTFOLIO, as a lender
By: /s/ Shawn Tumulty
Name: Shawn Tumulty
Title: Vice President
JNL/FRANKLIN TEMPLETON MUTUAL SHARES FUND, as a lender
By: Franklin Mutual Advisors, LLC
By: /s/ Shawn Tumulty
Name: Shawn Tumulty
Title: Vice President
FRANKLIN MUTUAL SERIES FUNDS - FRANKLIN MUTUAL QUEST FUND, as a lender
By: Franklin Mutual Advisors, LLC
By: /s/ Shawn Tumulty
Name: Shawn Tumulty
Title: Vice President
FRANKLIN MUTUAL SERIES FUNDS - FRANKLIN SHARES FUND, as a lender
By: Franklin Mutual Advisors, LLC
By: /s/ Shawn Tumulty
Name: Shawn Tumulty
Title: Vice President
FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST - FRANKLIN MUTUAL SHARES VIP FUND, as a lender
By: Franklin Mutual Advisors, LLC
By: /s/ Shawn Tumulty
Name: Shawn Tumulty
Title: Vice President

FRANKLIN MUTUAL U.S. SHARES FUND, as a lender
By: Franklin Mutual Advisors, LLC
By: /s/ Shawn Tumulty
Name: Shawn Tumulty
Title: Vice President
ARCH INVESTMENT HOLDINGS IV LTD., as a lender
By: HPS Investment Partners, LLC, its Investment Manager
By: /s/ Serge Adam
Name: Serge Adam
Title: Managing Director
CAPITAL FUND, L.P., as a lender
By: HPS Investment Partners, LLC, its Investment Manager
By: /s/ Serge Adam
Name: Serge Adam
Title: Managing Director
CREDIT VALUE MASTER FUND 2016 SUBSIDIARY, LTD., as a lender
By: HPS Investment Partners, LLC, its Investment Manager
By: /s/ Serge Adam
Name: Serge Adam
Title: Managing Director
CREDIT VALUE MASTER FUND 2016 SUBSIDIARY, LTD., as a lender
By: HPS Investment Partners, LLC, its Investment Manager
By: /s/ Serge Adam
Name: Serge Adam
Title: Managing Director
INTERNATIONAL CREDIT FUND SUBSIDIARY, L.P., as a lender

By: HPS Investment Partners, LLC, its Investment Manager
By: /s/ Serge Adam
Name: Serge Adam
Title: Managing Director
WATFORD ASSET TRUST I, as a lender
By: HPS Investment Partners, LLC, its Investment Manager
By: /s/ Serge Adam
Name: Serge Adam
Title: Managing Director
ZALICO VL SERIES ACCOUNT - 2, as a lender
By: HPS Investment Partners, LLC, its Investment Manager
By: /s/ Serge Adam
Name: Serge Adam
Title: Managing Director

REDWOOD MASTER FUND, LTD., as a lender
By: /s/ Ruben Kliksberg
Name: Serge Adam
Title: Managing Director
REDWOOD DRAWDOWN MASTER FUND, L.P, as a lender
By: /s/ Ruben Kliksberg
Name: Serge Adam
Title: Managing Director

ROYSTONE CAPITAL MASTER FUND LTD., as a lender
By: /s/ Laura Roche
Name: Laura Roche
Title: COO/CFO Roystone Capital
Management LP its Investment Manager
NFB MANAGER FUND SPC - SEGREGATED PORTFOLIO 100, as a lender
By: /s/ Laura Roche
Name: Laura Roche
Title: COO/CFO Roystone Capital
Management LP its Investment Manager

SOL LOAN FUNDING LLC, as a lender
By: Citibank N.A.
By: /s/ Paul Plank
Name: Paul Plank
Title: Senior Director

BLACKROCK MULTI-MANAGER ALTERNATIVE STRATEGIES FUND, as a lender
By: Marathon Asset Management L.P
Its: Investment Manager and Authorized Signatory
By: /s/ Vijay Srinivasan
Name: Vijay Srinivasan
Title: Authorized Signatory
MARATHON SPECIAL OPPORTUNITY MASTER FUND LTD., as a lender
By: Marathon Asset Management L.P
Its: Investment Manager and Authorized Signatory
By: /s/ Vijay Srinivasan
Name: Vijay Srinivasan
Title: Authorized Signatory
MARATHON CREDIT DISLOCATION FUND LP., as a lender
By: Marathon Asset Management L.P
Its: Investment Manager and Authorized Signatory
By: /s/ Vijay Srinivasan
Name: Vijay Srinivasan
Title: Authorized Signatory
KTRS CREDIT FUND, LP., as a lender
By: Marathon Asset Management L.P
Its: Investment Manager and Authorized Signatory
By: /s/ Vijay Srinivasan
Name: Vijay Srinivasan
Title: Authorized Signatory
MARATHON CENTRE STREET PARTNERSHIP, L.P., as a lender
By: Marathon Asset Management L.P

Its: Investment Manager and Authorized Signatory
By: /s/ Vijay Srinivasan
Name: Vijay Srinivasan
Title: Authorized Signatory
MARATHON BLUE GRASS CREDIT FUND, LP, as a lender
By: Marathon Asset Management L.P
Its: Investment Manager and Authorized Signatory
By: /s/ Vijay Srinivasan
Name: Vijay Srinivasan
Title: Authorized Signatory
MARATHON CLO V LTD., as a lender
By: Marathon Asset Management L.P
Its: Investment Manager and Authorized Signatory
By: /s/ Vijay Srinivasan
Name: Vijay Srinivasan
Title: Authorized Signatory
MARATHON CLO VI LTD., as a lender
By: Marathon Asset Management L.P
Its: Investment Manager and Authorized Signatory
By: /s/ Vijay Srinivasan
Name: Vijay Srinivasan
Title: Authorized Signatory
MARATHON STRATEGIC OPPORTUNITIES PROGRAM, LP, as a lender
By: Marathon Asset Management L.P
Its: Investment Manager and Authorized Signatory
By: /s/ Vijay Srinivasan
Name: Vijay Srinivasan

Title: Authorized Signatory